UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PrivateBancorp, Inc.
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April 13, 2012

Dear Stockholders:

You are invited to attend the 2012 Annual Meeting of Stockholders of PrivateBancorp, Inc., which will be held at the Hyatt Regency O’Hare, 9300 Bryn Mawr Avenue, Rosemont, Illinois 60018, on Thursday, May 24, 2012, at 9:30 a.m. local time.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp as well as representatives of Ernst & Young LLP, our independent registered public accounting firm, will be present at the meeting to respond to any questions that you may have regarding the Company and the business to be transacted at the meeting.

The Board of Directors of PrivateBancorp has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends a vote “FOR” each of these proposals.

This year, we are pleased to be providing stockholders access to proxy materials via the Internet. By using this method of delivery, we are able to provide stockholders with a convenient method to access the proxy materials and vote, while reducing both the costs of printing and distributing the proxy materials and the environmental impact of our Annual Meeting.

YOUR VOTE IS IMPORTANT. You can vote by following the instructions in the Notice of Internet Availability of Proxy Materials, using a toll-free telephone number, by mail, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide not to vote via the Internet or by phone and wish to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no vote will be cast on your behalf with respect to certain proposals. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the meeting.

On behalf of the Board of Directors and all the employees of the Company, I thank you for your continued support.

Sincerely,

James M. Guyette
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at the Hyatt Regency O’Hare, 9300 Bryn Mawr Avenue, Rosemont, Illinois 60018, on Thursday, May 24, 2012, at 9:30 a.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	election of three Class II directors nominated by the Company and identified in the accompanying proxy statement to hold office for a three-year term;

2.	ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	an advisory (non-binding) vote on 2011 executive compensation; and

4.	such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 30, 2012 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of 10 days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Jennifer R. Evans
General Counsel and Secretary

April 13, 2012

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 24, 2012

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2012 Annual Meeting of Stockholders and at any adjournments or postponements of such meeting (the “Annual Meeting”). The meeting is scheduled to be held on May 24, 2012, at 9:30 a.m. local time, at the Hyatt Regency O’Hare, 9300 Bryn Mawr Avenue, Rosemont, Illinois 60018. This proxy statement, together with the Company’s 2012 Annual Report to Stockholders, the Company’s 2011 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2011, and a proxy card are first being made available or distributed to our stockholders of record on or about April 13, 2012.

This year, we are using the Securities and Exchange Commission’s “e-proxy” rule that allows us to deliver proxy materials via the Internet instead of mailing printed copies of the proxy statement and other proxy materials to each stockholder. On April 13, 2012, we mailed certain stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically and how to submit votes electronically. This notice also contains instructions on how stockholders may, if desired, request a printed copy of our proxy materials. Stockholders who do not receive a notice will receive a printed copy of our proxy materials by mail.

Stockholders are requested to vote via the Internet, by telephone, or by completing, signing and dating the accompanying proxy card and returning it promptly. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given. When no instructions are indicated for any or all of the proposals, proxies will be voted FOR each of the proposals for which no instructions are given.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this proxy statement) and executive compensation matters (Proposal 3 of this proxy statement). Changes in applicable regulations take away the ability of your bank or broker to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf with respect to these proposals.

Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments or postponements of the meeting, including whether or not to adjourn the meeting.

You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.

If you have any questions or need assistance in submitting your proxy, voting your shares or need copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (800) 248-7605.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2012: This proxy statement and our 2011 annual report to stockholders on Form 10-K are available at: www.edocumentview.com/pvtb.

Voting by Retirement Plan Participants

We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”). Participants in the KSOP will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the proxy card. If proxy cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion that it votes the shares for which it receives timely and properly completed participant voting instructions from the other participants in the KSOP and in accordance with the Employee Retirement Income Security Act, or ERISA.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail and the Internet, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $20,000 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 30, 2012, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 68,879,244 shares of common stock entitled to vote. Each outstanding share of voting common stock entitles the holder to one vote. Holders of shares of preferred stock and non-voting common stock are not entitled to vote on any of the matters to be presented at the Annual Meeting. The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to the election of directors, a stockholder may vote “FOR” election of each of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Stockholders have no cumulative voting rights with respect to the election of directors. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers.

As to the other proposals, a stockholder may vote “FOR” or “AGAINST” ratification or approval, as the case may be, or “ABSTAIN” from voting on the proposal. Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to Proposal 2 (ratification of auditors) absent specific instructions from their customers. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares as to Proposal 3 (advisory vote on executive compensation) absent specific instructions from their customers. Proxies marked “ABSTAIN” as to these proposals will have the effect of a vote AGAINST ratification or approval, as the case may be, and broker non-votes will have no effect on the vote for ratification or approval, as the case may be.

With respect to all other matters that may properly come before the meeting, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card or your vote via the Internet or by phone is appreciated.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) currently consists of 11 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company’s Amended and Restated By-laws. All members of the Board of Directors of the Company are also members of the Board of Directors of The PrivateBank and Trust Company (the “Bank”).

There are three persons currently serving as Class II directors whose terms will expire at the 2012 Annual Meeting of Stockholders. The terms of the four persons currently serving as Class III directors expire at the annual stockholder meeting to be held in 2013, and the terms of the four persons serving as Class I directors expire at the annual stockholder meeting to be held in 2014. Of the 11 current members of the Board, eight directors have been determined by the Board to be “independent” in accordance with NASDAQ listing standards.

All of the nominees described below have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not serve if elected. Each of the three nominees has been nominated by the Board upon the recommendation of the Corporate Governance Committee for election as a Class II director to serve for a term to end at the annual meeting of stockholders in the year 2015, or until a successor is elected and qualified.

Set forth below are the names, ages and certain background information of each of the continuing directors and director nominees. Also discussed are the particular experience, qualifications, attributes and skills of each of the director nominees and the persons continuing to serve on the Company’s Board that led the Board of Directors to conclude that each director nominee and incumbent director should serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION

OF EACH NOMINEE FOR CLASS II DIRECTOR.

Nominees for Class II Directors to Serve Until 2015

Norman R. Bobins (69) has been a director of PrivateBancorp and Chairman of The PrivateBank and Trust Company since July 2008. Mr. Bobins retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, which was the 15th largest bank in the United States at the time. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago and had joined Exchange National Bank in 1981 as senior executive vice president and chief lending officer. Prior to that, Mr. Bobins was with American National Bank and Trust Company where he was senior vice president, holding various commercial lending positions over 14 years. He currently serves on the boards of directors of AAR Corp (NYSE: AIR), an aerospace and defense products and services provider, Sims Metal Management Ltd. (NYSE: SMS), a metals recycling company, and AGL Resources, Inc. (NYSE: AGL), a natural gas distributor. Mr. Bobins is also chairman of the board of directors of RREEF America REIT II, Inc., a real estate investment trust. He is also non-executive chairman of the board of Transco Inc., a diversified industrial company. A recognized civic leader in Chicago, Mr. Bobins is a former member of the Board of Education of the City of Chicago, having been appointed by Mayor Daley for four consecutive four-year terms. He is chairman of the board of trustees of WTTW Communications, Inc. and on the boards of The Field Museum, Illinois Sports Facility Authority, Navy Pier, Inc., The Newberry Library and the U.S. Holocaust Memorial Council, among others.

With 44 years of banking experience and leadership, Mr. Bobins brings to the Board significant business acumen and commercial banking expertise, along with well-established relationships across Chicago’s business and civic communities. Mr. Bobins also provides valuable insight regarding financial regulation from his years of working closely with regulators.

James B. Nicholson (68) has been a director since 2009. Mr. Nicholson is president and chief executive officer of PVS Chemicals, Inc., an international manufacturer, distributor and marketer of chemicals and related environmental services based in Detroit, Michigan. Before joining PVS in 1972, Mr. Nicholson held positions with First National Bank of Chicago in London, England and Dublin, Ireland. From April 2005 until October 2007, Mr. Nicholson was chairman of the board of LaSalle Bank Midwest, N.A. Mr. Nicholson has served on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as chairman since 1996. Mr. Nicholson is a civic leader in his hometown of Detroit, Michigan, serving on many boards including Detroit Public Television and the Community Foundation for Southeastern Michigan.

Mr. Nicholson has a strong background in economics and finance, as well as experience in banking and financial services, including serving on bank and financial institution boards of directors. Mr. Nicholson’s significant business management and leadership experience gained from his long career at PVS and his corporate board expertise from years of board service equip him with valuable insight and knowledge which he brings to Board and committee discussions.

Alejandro Silva (64) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., a food manufacturer and distributor and one of the largest Hispanic-owned companies in the Chicago area, since 1985. Mr. Silva currently serves as a director of Walgreen Co. (NYSE: WAG) and is a member of that company’s audit and nominating committees. Additionally, Mr. Silva is actively involved in civic organizations serving on the boards of directors of the Chicago Transit Authority, Chicago Museum of Science and Industry and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area. He is also very active in Latino community affairs serving as chairman of the advisory board of Chicago of Nafinsa Promexico, the largest development bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, focused on developing low income housing in Mexico.

A successful entrepreneur as chief executive of Evans Food Group, Mr. Silva has valuable experience in the areas of strategy, operations and managing growth which contributes to his effectiveness on the Board. Mr. Silva’s public company board experience and leadership in the community are also valuable to the Company and Board of Directors.

Class III Directors Serving Until 2013

Robert F. Coleman (67) has been a director since 1990. Mr. Coleman is principal and founder of the Coleman Law Firm, where he is a practicing trial and appellate lawyer with a concentration in complex commercial litigation. Mr. Coleman’s litigation experience includes legal and accounting malpractice, commercial fraud, breaches of fiduciary duty, imprudent investment practices by trustees and other commercial torts. Before founding the Coleman Law Firm, Mr. Coleman was a partner at the firm of Freeman, Atkins & Coleman and served as both an assistant attorney general and assistant chief of the State of Illinois, Antitrust Division. Mr. Coleman is a frequent speaker on matters related to professional liability, financial institution audit committee oversight, corporate governance, compliance and risk management issues.

In his legal practice, Mr. Coleman has regularly represented boards, directors and officers in connection with a broad range of issues such as risk management, audit committee oversight, executive compensation and corporate governance. Through his many years of service on the Board and his representation of institutions, directors and executives, he has gained experience and in-depth knowledge of financial institution risk management and bank regulatory affairs. He brings both legal and audit committee expertise to Board and committee discussions. Mr. Coleman has chaired numerous Board committees and has provided critical leadership to the Board’s Audit Committee for over 10 years, addressing the increased role and responsibilities of the Audit Committee post-Sarbanes-Oxley reforms.

James M. Guyette (66) has been a director since 1990. He currently serves as Chairman of the Board of Directors of the Company. Mr. Guyette is chairman, president and chief executive officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LONDON: RR.), where he also serves as a director. In his role, Mr. Guyette oversees all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 66 locations throughout the U.S. and Canada. Previously, Mr. Guyette enjoyed a long and successful career with United Airlines. In his more than 28 years with the carrier, Mr. Guyette held a wide range of increasingly senior positions giving him breadth and depth into all facets of airline management, including marketing, sales and daily operations. Mr. Guyette is currently a director of priceline.com (NASDAQ: PCLN) and serves on multiple civic boards including as chairman of the board of the Smithsonian Institute’s National Air and Space Museum and a member of the board of the directors of the U.S. Chamber of Commerce.

Mr. Guyette has extensive executive management experience involving complex business operations, with particular focus in corporate strategy, marketing, operations and corporate governance. His strong management skills, strategic expertise and significant and ongoing executive leadership contribute to effective Board oversight of management plans and strategy.

Collin E. Roche (41) was appointed to the Board of Directors upon the closing of the Company’s $200 million private placement on December 11, 2007. He is a principal of GTCR Golder Rauner, L.L.C., a private equity firm he joined in 1996. GTCR is the Company’s largest stockholder. Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co. Mr. Roche serves as GTCR’s Board representative pursuant to the terms of its equity investment in the Company. Mr. Roche serves on the boards of directors of Protection One, an electronic security company, BNY ConvergEx Group, an investment technology company, Aligned Asset Managers, an investment management company, and Fundtech Inc., a financial technology company. Mr. Roche serves on the non-profit boards of the Lyric Opera of Chicago and Santa’s Gift.

Mr. Roche has extensive experience over his career working with public companies, including creating governance structures for newly public companies and working with boards of directors of private and public companies. As a principal at GTCR, Mr. Roche focuses on financial technology and financial services businesses and therefore has valuable insight and expertise on key issues to the Company, including operations, credit, risk management and capital markets.

William R. Rybak (61) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds, and a member of the board of directors of Christian Brothers Investment Services, Inc. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001. Until March 31, 2011, he served as a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., a broker-dealer firm recently acquired by Raymond James Financial, Inc. Mr. Rybak serves as a financial expert on the Company’s Audit Committee.

Mr. Rybak’s background as both an auditor and a chief financial officer provides him with in-depth financial knowledge and insight. He brings this valuable insight, as well as financial reporting expertise and analytical and assessment skills, to enhance board oversight. Additionally, Mr. Rybak’s risk management background and knowledge of risk management functions position him to enhance the effectiveness of the Board’s risk oversight.

Class I Directors Serving Until 2014

Ralph B. Mandell (71) is a co-founder of the Company and currently serves as Chairman Emeritus. He also serves as a consultant to the Company. Mr. Mandell has been a director since the Company’s inception in 1989. Mr. Mandell served as Chief Executive Officer of the Company from 1989 until 2007, and added the title of President from 1994 to 2007. Mr. Mandell served as Chairman of the Company from 1989 until May 2011 when he retired from his long executive career with the organization. Prior to starting The PrivateBank and Trust Company and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., a publicly traded community banking organization, from 1985 to 1989, and served as its president from 1988 to 1989. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Mr. Mandell is active in the community and serves on numerous charitable boards including Operation Hope and the One Hundred Club.

Mr. Mandell offers the Board unique insights and perspectives from 47 years of experience in the banking industry, particularly with respect to serving private banking and trust clients. Mr. Mandell is credited with successfully building the Bank from its origins as a Chicago de novo in 1991 to a multi-state bank with over $4 billion in assets at the time of the strategic transformation initiative in 2007.

Cheryl Mayberry McKissack (56) has been a director since December 2003. She is the president and chief executive officer of Nia Enterprises, LLC, a Chicago-based research and digital marketing consultancy firm. Prior to founding Nia Enterprises in 2000, she served as senior vice president and general manager of Open Port Technology from 1997 to 2000. She currently serves on the board of directors for the Deluxe Corporation (NYSE: DLX), a business services and products provider, where she serves on the corporate governance and audit committees. Ms. Mayberry McKissack serves as a director of the University of Chicago Medical Center, the Gaylord and Dorothy Donnelly Foundation, the Shedd Aquarium and the Chicago Public Library Foundation. In 2005, she was named an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.

A leader of several entrepreneurial ventures, Ms. Mayberry McKissack’s experience gives her a unique perspective of the challenges of managing growth. This knowledge and experience is relevant to the oversight of the strategic direction of the Company. Ms. Mayberry McKissack also brings marketing, public relations and technology experience, areas of experience less well represented in other Board members. Additionally, Ms. Mayberry McKissack’s decade of corporate board experience and knowledge of and focus on corporate governance best practices have contributed to enhancement of Board effectiveness.

Edward W. Rabin (65) has been a director since December 2003. Mr. Rabin served as president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin is a director of WMS Industries (NYSE: WMS), a manufacturer and distributor of gaming machines, where he serves as lead director and as a member of its audit, compensation and ethics committees, and Sally Beauty Holdings (NYSE: SBH), a beauty supply distributor, where he serves on the compensation and nominating and corporate governance committees. Mr. Rabin is currently a member of the board of trustees of the Museum of Contemporary Art of Chicago.

With significant executive management and board of director experience, Mr. Rabin brings valuable knowledge and perspective to the Board. He has public company experience on audit, compensation and corporate governance committees, both at the Company and on other public boards. Mr. Rabin also has significant experience in real estate, mergers and acquisitions and corporate strategy, gained from his tenure at Hyatt Hotels Corporation.

Larry D. Richman (59) is the President and Chief Executive Officer of PrivateBancorp and the Bank. He has been a director since 2007. Prior to joining the Company in 2007, Mr. Richman was president and chief executive officer of LaSalle Bank, N.A., and president of LaSalle Bank Midwest N.A. Mr. Richman began his career with American National Bank and joined Exchange National Bank of Chicago in 1981, which merged with LaSalle Bank in 1990. Mr. Richman is involved in many civic and charitable organizations, including, among others, the Economic Club of Chicago, the Museum of Science and Industry, Northwestern Memorial Hospital, the Field Museum, the Big Shoulders Fund and the Executives Club of Chicago. Mr. Richman is also on the board of directors of Northwestern University’s Kellogg School of Management, and is a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business.

Mr. Richman brings to the Company over 30 years of banking experience and leadership skills gained from his employment at large and sophisticated financial institutions. Long recognized as a leading commercial banker in Chicago and the Midwest, in his role as Chief Executive Officer, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business and risk management oversight.

CORPORATE GOVERNANCE

Director Independence

The Board has delegated responsibility to its Corporate Governance Committee to make recommendations regarding the independence of directors. In making its recommendation regarding director independence, the Corporate Governance Committee takes into account any other material relationships each of our directors may have with the Company, other than as a director, that would impair his or her independence. To assist the Corporate Governance Committee in this regard, each director completes an annual questionnaire designed to identify relationships and transactions that could affect independence. The Corporate Governance Committee reached its determinations by considering the relevant facts and circumstances surrounding a director’s business, banking, consulting, legal, accounting, charitable and familial relationships with the Company, among other factors. In particular, the Corporate Governance Committee considered the outstanding credit relationship between each outside director and the Company’s subsidiary bank and Company donations to civic and charitable organizations to which the directors also have connection. In analyzing the independence of Mr. Bobins, the Corporate Governance Committee considered that certain executive officers of the Company, including Mr. Richman, reported directly to Mr. Bobins in their prior employment until joining the Company in 2007 and considered Mr. Bobins’ expanded role and activities on behalf of the Bank as Chairman of the Bank.

Based upon this analysis and the recommendations of the Corporate Governance Committee, in January 2012, the Board of Directors determined that Messrs. Coleman, Guyette, Nicholson, Rabin, Roche, Rybak, and Silva and Ms. Mayberry McKissack, currently serving as directors of the Company, are “independent” directors, in accordance with the NASDAQ listing standards. Mr. Tyree, who served on the Board until his death in 2011, was previously determined to be independent.

Director Qualification Criteria and Nomination Procedures

The Board and the Corporate Governance Committee believe that an appropriate mix of backgrounds and a diversity of perspectives on the Board, along with a commitment to active participation, are important to the effectiveness of the Board, as described in the Corporate Governance Guidelines adopted by the Board which are available on the Company’s website at

www.theprivatebank.com. To ensure the Board has an appropriate mix of skills and expertise to effectively meet the needs of the Company, the Board seeks the following qualities in Board members: (i) an ability to contribute to the Board’s command of marketing and public relations; financial regulation; technology; finance; financial services; commercial real estate; corporate strategy; executive management of a public company; risk assessment and management; merger, acquisition and fast-track growth business; or other elements relevant to the operation of a mid-market publicly traded commercial banking organization in today’s challenging business environment; (ii) a relevant educational and professional background; (iii) unquestioned integrity, ethics, reputation and character; and (iv) demonstrated civic leadership within the communities the Company serves. The Corporate Governance Committee reviews the desired mix of skills and experience at least annually.

The Board of Directors has delegated responsibility to the Corporate Governance Committee to identify and select director nominees who possess the personal traits, experience and skills necessary to contribute to effective oversight of management of the business and represent stockholder interests through exercise of sound judgment. The Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting. The slate of nominees for election at this Annual Meeting was approved by the Board at its meeting in January 2012.

The Corporate Governance Committee examines the skills and experience of all current directors and the existing composition of the Board to evaluate the mix of disciplines, experience and other characteristics of directors represented on the Board. The Corporate Governance Committee reviews each incumbent director’s performance as a Board member and his or her commitment to the Board principles, as outlined in the Corporate Governance Guidelines, as well as continued satisfaction of minimum qualifications and fulfillment of director performance expectations, both as also set forth in the Corporate Governance Guidelines. The Board and the Corporate Governance Committee believe that continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful Board oversight.

Under its policies, the Corporate Governance Committee also considers the following in selecting the proposed nominee slate:

•	at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ listing standards;

•	at all times, at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•	at all times, the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

The Company’s policy for considering diversity in identifying nominees for director is set forth in the Company’s Corporate Governance Guidelines. The Committee seeks to consider candidates reflecting a range of age, gender, ethnicity and experience. In assessing the effectiveness of this policy, the Corporate Governance Committee noted the Board’s composition reflects diverse business backgrounds and experience, including public and private company management and board experience, finance, law, entrepreneurial endeavors, financial services and marketing, as well as a range of ages, a woman member and a mix of ethnic backgrounds.

Stockholder Director Nominee Recommendations. It is the policy of the Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. The Corporate Governance Committee intends to evaluate any such nominee recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

No stockholder recommendations were received for the 2012 Annual Meeting.

Board Leadership Structure

The Company’s Board leadership structure has evolved over the past few years to meet the changing needs of the Company. Since late 2007 when Mr. Richman was hired as Chief Executive Officer (“CEO”), the Chairman position has been separate from the CEO position. Following the 2011 Annual Meeting of Stockholders, the Board appointed Mr. Guyette to serve as non-executive Chairman as successor to Mr. Mandell. Prior to that, Mr. Guyette had served as independent lead director. Among other responsibilities assigned to independent board leadership as described in the Corporate Governance Guidelines, Mr. Guyette sets the agenda and chairs regular board meetings to ensure the Board focuses appropriately on key strategic priorities.

As part of the Board’s annual self-evaluation process at year end 2011, the Board evaluated its leadership structure and determined the separation of CEO and Chairman, as well as independent Board leadership, are serving the Company well. The separation of the roles provides a clear distinction between the management duties of the CEO and the oversight function of the Board and provides an effective system of checks and balances.

Board Oversight of Risk Management

The Board of Directors views its risk oversight duties as one of its most essential responsibilities. While management of the Company has the responsibility for the day-to-day assessment and management of risk, the Board creates an appropriate culture of risk management and sets the proper tone at the top. The Board is responsible for understanding and evaluating major risks of the Company’s strategic plans, ensuring that appropriate risk management control systems and procedures are in place and ensuring that management takes the appropriate steps necessary to manage and minimize all major risks. The Business Risk Committee of the Board has been delegated responsibility for many of the Board’s risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk, market risk and operational risk. To ensure fulfillment of these duties delegated to it by the Board of Directors, the Business Risk Committee meets regularly with appropriate management representatives in the areas of credit risk management, enterprise risk management and treasury management. The Audit Committee has primary responsibility for overseeing financial risk including risks associated with accounting, financial reporting and internal controls. The Audit Committee meets regularly with appropriate management representatives in the areas of finance, credit review, internal audit and compliance. As part of its responsibilities, the Compensation Committee conducts semi-annual risk reviews of executive and employee compensation plans to assess and, if necessary, limit, plan features that pose unnecessary or excessive risk or the potential for risk of manipulation of earnings in an effort to increase compensation.

Succession Planning

The Board of Directors has in place a written management succession planning policy in order to minimize the risk of adverse impact from unplanned CEO vacancies and to help ensure the continuity of management. In accordance with this policy, in December 2011 the Board conducted an annual review of the strength and depth of executive talent and considered ongoing executive development. Members of the Board regularly interact with members of senior management at Board and committee meetings, strategic planning sessions, educational programs and other Board functions.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has four standing committees: (1) the Compensation Committee; (2) the Corporate Governance Committee; (3) the Audit Committee; and (4) the Business Risk Committee. Each of the Compensation Committee, Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ listing standards.

Compensation Committee. The Compensation Committee is, among other things, responsible for developing, in collaboration with management, the Company’s compensation philosophy; reviewing and approving the compensation of the CEO and our other executive officers; reviewing and approving the Company’s annual bonus program; administering the Company’s equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and approving any changes to or establishing executive compensation and employee benefit programs, non-cash compensation programs, retirement and savings plans, and fringe benefit and expense reimbursement programs; reviewing and making recommendations for Board approval with respect to Board and Board committee compensation; and reviewing executive and employee compensation plans for unnecessary or excessive risk or risks related to the manipulation of earnings in an effort to increase compensation. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Rabin (Chairman), Nicholson and Roche and Ms. Mayberry McKissack. All members of the Compensation Committee are “independent” directors within the meaning of the NASDAQ listing standards. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Corporate Governance Committee. The Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Corporate Governance Committee also takes a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Corporate Governance Committee has been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; review the composition of the Board and its committees and make recommendations to the Board from time to time relating thereto; recommend for Board approval director candidates to fill any vacancies which occur between annual meetings; evaluate, at least annually, and make recommendations regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; evaluate “best practices” and review and assess the effectiveness of corporate governance practices and policies followed by the Company and the Board and recommend changes as appropriate; and conduct, at least annually, a performance assessment of the Board. The Board of Directors has adopted a charter for the Corporate Governance Committee which is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com. The current members of the Corporate Governance Committee are Ms. Mayberry McKissack (Chairman) and Messrs. Nicholson, Rabin and Silva. All members of the Corporate Governance Committee are “independent” directors within the meaning of the NASDAQ listing standards.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Nicholson, Rabin, Rybak and Silva. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Business Risk Committee. The Business Risk Committee is responsible for assisting the Board in its risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk, market risk and operational risk. The Business Risk Committee evaluates the effectiveness and appropriateness of the Company’s risk policies (including risk limits) and management’s compliance with these policies, including management’s undertaking of appropriate activities to identify, assess and manage risk. The Business Risk Committee also oversees the effectiveness of the Company’s enterprise risk management program and monitors all significant risks to the Company, including, without limitation, operational risk and information technology risk. The current members of the Business Risk Committee are Messrs. Rybak (Chairman), Bobins, Coleman, Mandell, Richman and Roche.

Board and Committee Meetings

During 2011, the Board of Directors held 7 regular Board meetings and also held an all-day, off-site strategic planning session. The Compensation Committee met 9 times, the Corporate Governance Committee met 6 times, the Audit Committee met 12 times and the Business Risk Committee met 11 times during the year. The Board also attends a dinner program before each Board meeting.

Each of the directors of the Company attended at least 75% of the total number of meetings of the Board and Board committees on which such director served during fiscal year 2011.

The Board of Directors and its committees regularly meet in executive sessions without the Chief Executive Officer or other members of management present. In addition to several dinner meetings a year attended exclusively by non-management directors, executive sessions are held following each Board and Committee meeting.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. The Company reimburses directors for their attendance at such seminars. Director education is also provided during regularly scheduled meetings of the Board of Directors and its various committees. In addition, at dinner sessions preceding Board meetings, directors are provided educational programs from Company personnel or guest speakers addressing industry trends, macroeconomic developments and other topics related to the Company’s business. In addition to internal training and educational programs, during 2011, members of the Board participated as attendees or panelists in the following professionalism programs: (i) Dominican University’s Brennan Forum on Corporate Governance on March 14; (ii) National Association of Corporate Directors program on March 10 titled “CEO Evaluation and Compensation During Troubling Times”; (iii) the Investment Company Institute General Membership Meeting and Directors Workshop on May 4 – 6; (iv) The Outstanding Director Exchange on October 12 – 13; (v) the Directors’ Consortium, a joint offering by the University of Chicago Booth School of Business, Stanford Graduate School of Business, Stanford Law School, and the Tuck School of Business at Dartmouth, on October 19 – 21; (vi) Independent Directors Council Investment Company Directors Conference on October 24 – 26; (vii) KPMG’s 2011 Insights Summit and Directors Peer Exchange on November 9; and (viii) Harvard Business School’s “Making Corporate Boards More Effective” on November 9 – 12.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 564-2000 or visit the Investor Relations page on the Company’s website at www.theprivatebank.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Each of the directors then serving attended the Company’s 2011 annual meeting.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board of Directors are posted on the Company’s website at www.theprivatebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 30, 2012, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement; (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of Common Shares Beneficially Owned		Restricted Stock Units(1)	Restricted Stock(2)		Exercisable Options(3)	Total Amount of Beneficial Ownership(4)	Total Percentage Ownership(4)(5)
5% or Greater Stockholders
GTCR Golder Rauner II, L.L.C. and related entities 300 N. LaSalle Street, Suite 5600 Chicago, Illinois 60654	9,738,529	(6)	—	—		—	9,738,529	13.45%
BlackRock, Inc. 40 E. 52nd St. New York, New York 10022	5,190,693	(7)	—	—		—	5,190,693	7.17%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,067,500	(8)	—	—		—	4,067,500	5.62%

Directors
Ralph B. Mandell	910,421	(9)	11,621	—		212,002	1,134,044	1.56%
Larry D. Richman**	246,595	(10)	—	65,848		150,000	462,443	*
Norman R. Bobins	76,670		11,707	16,296	(11)	50,000	154,673	*
Robert F. Coleman	70,561	(12)	11,248	—		15,000	96,809	*
James M. Guyette	125,450	(13)	11,248	—		15,000	151,698	*
Cheryl Mayberry McKissack	5,300		11,248	—		12,000	28,548	*
James B. Nicholson	29,835	(14)	9,913	—		—	39,748	*
Edward W. Rabin, Jr.	70,153	(15)	11,248	—		12,000	93,401	*
Collin E. Roche	9,738,529	(16)	—	—		—	9,738,529	13.45%
William R. Rybak	21,875	(17)	11,248	—		12,000	45,123	*
Alejandro Silva	22,645	(18)	11,248	—		9,000	42,893	*
Total Directors	11,318,034		100,729	82,144		487,002	11,987,909	16.44%

Non-director Named Executive Officers
Kevin M. Killips	59,673		—	29,396		56,527	145,596	*
Bruce R. Hague	102,837	(19)	—	47,575		50,000	200,412	*
Bruce S. Lubin	56,031	(20)	—	32,165		73,103	161,299	*
C. Brant Ahrens	23,332	(21)	—	30,095		30,776	84,203	*

Total Directors and Executive Officers (19 persons)	11,657,256		112,393	323,724		828,287	12,921,660	17.64%

*	Less than 1%
**	Denotes person who serves as a director and who is also a named executive officer.
(1)	Includes restricted stock units scheduled to vest within 60 days based on continued service.
(2)	Reflects shares subject to vesting on various dates within the next three years on the basis of continued service, including 11,727 shares that vested on April 1, 2012 after the record date, 3,692 of which were surrendered by executives in payment of the tax withholding in connection with the vesting of such shares.
(3)	Includes options that become exercisable within the next 60 days.
(4)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(5)	Based upon 72,415,160 total shares outstanding as of March 30, 2012, consisting of 68,879,244 shares of common stock and 3,535,916 shares of non-voting common stock which are convertible into common stock.
(6)	Based on the information included in an amended Schedule 13D filed by GTCR Golder Rauner II, L.L.C. and related entities with the SEC on November 12, 2009, and as further amended by a Form 4/A filed on January 8, 2010; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock.

(7)	Based on information included in a Schedule 13G filed on January 20, 2012 by BlackRock, Inc.
(8)	Based on information included in a Schedule 13G filed on February 13, 2012 by FMR LLC.
(9)	Includes 69,000 shares held by Mr. Mandell’s spouse.
(10)	Includes 295 shares allocated to Mr. Richman’s account in the KSOP.
(11)	Does not include 22,879 unvested shares of restricted stock that vest upon the attainment of share price performance metrics.
(12)	Includes 2,535 shares held by Mr. Coleman’s spouse. Excludes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee, except to the extent of his pecuniary interest therein. Mr. Coleman disclaims beneficial ownership of all other shares held in the Retirement Savings Plan.
(13)	Includes 9,800 shares held by Mr. Guyette’s spouse and 9,889 shares held in the Company’s deferred compensation plan.
(14)	Includes 5,134 shares held in the Company’s deferred compensation plan.
(15)	Includes 5,250 shares held by Mr. Rabin’s spouse and 4,903 shares held in the Company’s deferred compensation plan.
(16)	Based on the information included in a Form 4 dated November 3, 2009, as amended by Form 4/A filed on January 8, 2010, filed by Mr. Roche with the SEC. All 9,738,529 shares are beneficially owned by GTCR Golder Rauner II, L.L.C. and related entities, of which Mr. Roche is a member and/or partner; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock of the Company. Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.
(17)	Includes 2,610 shares held by Mr. Rybak’s spouse.
(18)	Includes 10,378 shares held in the Company’s deferred compensation plan.
(19)	Includes 1,300 shares held by Mr. Hague’s spouse, 600 shares held by Mr. Hague’s children, 2,298 shares allocated to Mr. Hague’s account in the KSOP and 3,307 shares in the Company’s deferred compensation plan.
(20)	Includes 1,485 shares held by Mr. Lubin’s daughter.
(21)	Includes 1,667 shares held in the Company’s deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program consists primarily of base salary and short- and long-term incentives and is delivered in a combination of cash and equity. By tying a portion of the value of our compensation to achievement of financial goals or the value of our common stock, our program is designed to reward performance that advances our business and strategic objectives, align the interests of stockholders and executive officers, motivate long-term value creation and provide competitive compensation without encouraging unnecessary or excessive risks.

Beginning in late 2007, we hired a team of experienced middle market commercial bankers and, under the leadership of our current Chief Executive Officer, initiated our strategic plan to transform the Company into the leading Chicago-based financial services institution for middle-market companies. We made a considerable investment in the recruited team in order to induce them to join us. Under the current leadership team, since 2007 we have significantly reshaped our Company despite an extremely challenging operating environment, expanding the size and breadth of the Company with new commercial client relationships, additional community banking offices and the introduction of new product and service offerings. Our total assets increased from $5.0 billion at the end of 2007 to $12.4 billion at the end of 2011, including growth in total loans from $4.2 billion at year end 2007 to $9.0 billion at year end 2011.

Shortly after we initiated our strategic transformation plan, the country faced the collapse of major financial institutions and the resulting financial crisis. The impact on the Company of this crisis, and the related decline in economic growth, increase in unemployment and dramatic decrease in commercial real estate values, was significant. Our executive team was faced with substantial credit-related challenges, primarily relating to loan problems associated with our legacy commercial real estate loan portfolio inherited by the current leadership team. Our executive team has confronted these asset quality challenges and led us to a return to profitability while reshaping our loan portfolio to emphasize diversified commercial lending and building a commercial banking platform and risk management infrastructure to support future growth of our middle-market banking business.

The successful turnaround efforts of management over the past two years to strengthen our balance sheet and stabilize our credit quality trends were imperative in the short term to position our Company for its future. With continued impact on earnings from our ongoing credit remediation actions, the significant progress achieved in 2011 was not fully reflected in our stock price performance for the year ended December 31, 2011. Since year end 2011, the price of our common stock rose approximately 38% during the first quarter of 2012.

Overview of Key 2011 Compensation Decisions. Our 2011 executive compensation determinations, which are described in detail in the sections that follow, were made in the context of our recent history described above and in accordance with our compensation philosophy. These determinations were intended to motivate and reward the achievement of certain strategic priorities, while at the same time recognizing that certain successes achieved during the year (including improvements in overall asset quality, the addition of new client relationships and improvements in loan mix) will benefit the Company, and its stockholders, over the longer-term. As a result, we believe that our executive compensation program represents a reasonable and appropriate investment that rewards our recent performance improvements, while at the same time advancing the long-term interests of stockholders. In this context, the following executive compensation decisions were made regarding 2011 compensation.

•

In order to address limitations on the form, manner and timing of compensation as a result of our participation in TARP, we adjusted the compensation structure for our CEO and one other named executive officer to be compliant with TARP restrictions, while still offering a competitive total compensation package, including an incentive element of pay for performance.

•

We based our 2011 operating plan (which is representative of our projected financial performance based upon management’s budgets and strategic objectives for the year) on realistic objectives given the continuing difficult operating environment and our own credit quality considerations. The Committee believed that budget level performance (which represented a meaningful improvement from 2010 results) would be commendable, but should not merit full target bonuses. As a result, the Committee established a 2011 annual bonus structure such that full execution of the 2011 operating plan, at the projected levels, would correlate to a bonus pool of 70% of target compared to 100% in 2010. It was intended that Company performance would have to exceed performance goals underlying the operating plan in order to result in a bonus pool funding of 100% of target.

•

The Compensation Committee designed the 2011 annual bonus plan, and the metrics within it, to ensure executive and employee focus on the strategic imperatives to strengthen our balance sheet, improve profitability, stabilize credit and enhance the Company’s platform for future growth. Despite ongoing challenges in the operating environment, the leadership team exceeded target performance on three of the five performance metrics and drove reported earnings per share (EPS) above operating plan forecasts. As a result, the Committee approved an aggregate corporate-wide bonus pool equal to 90% of target for 2011.

•

We approved 2011 annual bonus payouts to eligible named executive officers of between 93% and 112% of their respective contractual target bonus opportunities based on, among other things, 2011 Company performance against the annual bonus plan’s metrics as well as differentiated individual performance and performance by the respective business units that report to each of these executive officers.

•

The payout of 25% of the awards under the 2011 annual bonus program to executive officers was deferred through the use of restricted shares vesting over three years, except 100% of the payouts to Messrs. Killips and Lubin were deferred to comply with TARP restrictions. The use of restricted shares as a deferral mechanism for the payout of executive officer 2010 and 2011 annual bonuses was intended to better align the incentive award payout with risk outcomes of decisions generating performance that resulted in the award. In this way, unsatisfactory risk outcomes of current decisions would likely decrease the future value of the deferred portion of the incentive award.

•

We granted awards under our long-term incentive award program, consisting of an equal-valued mix of restricted stock and options in order to align our executives’ and employees’ long-term focus with stockholders’ and to promote retention. Awards under this program for certain of our named executive officers were 80% of their respective prior year base salaries. For our CEO and one other named executive officer who were subject to TARP restrictions on incentive compensation, we awarded them 2011 equity incentives in the form of restricted stock as discussed below under “-2011 Incentive Compensation for TARP-Affected Named Executive Officers.”

•

In late 2011, we changed the vesting terms of certain earlier granted equity awards for two executive officers who are subject to TARP incentive compensation restrictions in 2012 in order to preserve the intended incentives created by the awards when granted and avoid forfeiting the value previously expensed while still satisfying TARP requirements.

•

While we value equity as a meaningful component of executive compensation for employee motivation and retention, we balanced our use of equity with our commitment to monitor and control financial statement expense, earnings per share costs and the amount of share utilization under our equity plan as a percentage of outstanding equity. We focused equity grants across the organization on the key employees who we believe have the potential to strongly contribute to the Company’s future results and, at the same time, we limited stock option and restricted stock grants during 2011 to our named executive officers to only 10% and 19%, respectively, of the aggregate 2011 stock option and restricted stock grants. Excluding the salary stock issued during the year in connection with TARP restructurings as discussed below, the restricted stock granted to our named executive officers during 2011 was only 10% of the total of such awards in 2011.

•

We performed detailed risk reviews of our incentive plans, as discussed below, with particular emphasis on our 2011 annual bonus plan. As a result of these reviews, among other things, we refined the metrics for the 2012 annual bonus plan to reflect considerations from those reviews (as discussed more fully below).

In determining total 2011 compensation, and in particular, year-end bonuses, the Compensation Committee considered, among other things, the following corporate achievements and performance factors:

•	we reported net income available to common stockholders for 2011 of $30.7 million compared to a loss of $12.1 million in the prior year;

•

we improved our funding mix by growing non-interest bearing deposits to 31% of our total deposits at December 31, 2011 compared to 21% at December 31, 2010, reducing our reliance on broker-funded deposits;

•

our asset quality improved significantly with special mention and potential problem loans of $382.1 million at the end of 2011, a 58% decrease from the prior year-end balance, and non-performing assets at the end of 2011 decreasing 15% from December 31, 2010;

•	we delivered on our strategic goal of increasing fee revenue, growing it 14% during 2011 (excluding the impact of securities gains);

•	we continued disciplined expense management which led to continued improvement in our efficiency ratio to 59.48% compared to 60.19% in 2010 and 61.84% in 2009; and

•	we increased commercial and industrial loans to 60% of total loans at December 31, 2011, compared to 53% at the prior year-end.

The Committee also factored in to its considerations that, despite the Company’s significant progress during 2011, performance on various profitability and return metrics, including stock price appreciation, lagged peer performance.

CEO Compensation for 2011. For 2011 (and again in 2012), Mr. Richman’s compensation is subject to restrictions under TARP (as more fully described below). To satisfy these requirements, the Committee restructured his compensation program with the goal of delivering a market-competitive pay opportunity that retained some meaningful element of performance incentives. Most notably, TARP regulations limit the portion of total annual compensation that can be variable performance-based pay, including equity grants subject to future vesting. Therefore, a larger portion of Mr. Richman’s 2011 (and 2012) total compensation package is comprised of fixed pay components than would have been provided consistent with our compensation philosophy in the absence of the TARP restrictions. The Committee sought to appropriately incentivize Mr. Richman’s 2011 performance by creating the flexibility, in its discretion, to award at year-end an amount that, at the maximum level permitted as a TARP-compliant 2011 incentive award, would provide a total pay package well above the peer group median.

Consistent with TARP, in February 2011 the Committee restructured Mr. Richman’s 2011 pay package so that his fixed pay consisted of base salary, salary stock and temporary fixed cash compensation. The salary stock was issued ratably throughout the year and fully vested at grant date but subject to required hold periods. At the time the Committee made these restructuring decisions, these fixed components to be received by the CEO during 2011 were above the base salary (or fixed compensation) median of our peer group but below the peer group’s median total direct pay opportunity. These comparisons were based on the peer group in effect in early 2011 (which was revised later in 2011) and on the most recent peer compensation information available at the time the structuring decision was made.

Since TARP restricts incentive compensation to one-third of total compensation, the size of these fixed pay elements gave the Committee sufficient flexibility to grant Mr. Richman the opportunity to earn a fully competitive, but not outsized, pay package relative to peers if 2011 performance warranted it, but also gave the Committee the ability to keep his total pay below peer median in the event deemed appropriate based on actual performance for the year.

In making its decisions regarding the 2011 incentive award for the CEO, the Committee balanced Company and individual CEO achievements and performance with the Company’s performance relative to peers. In particular, the committee considered:

•	the Company’s achievements and progress (described above) against its 2011 operating plan and other strategic objectives set at the beginning of 2011;

•

Company performance (based on return on assets, return on equity and stock price performance) relative to peers and the recognition that 2011 performance lagged peers in large part due to continuing, elevated credit remediation costs primarily related to legacy loans, most made prior to Mr. Richman’s appointment as CEO;

•	the Committee’s assessment, including input from each of the other Board members, of the CEO’s performance during 2011 year;

•	the amount of compensation already delivered to the CEO through the fixed pay elements of his compensation package; and

•	continuing challenges impacting the Company specifically and the industry as a whole.

Based on these considerations, the Committee awarded Mr. Richman a 2011 incentive award, paid in 2012, in the amount of $300,000 which resulted in total compensation amounting to $2,550,000 for the year. Consistent with TARP incentive compensation requirements, the 2011 incentive award was granted 100% in restricted shares (vesting two-thirds on March 1, 2014 and one-third on March 1, 2015).

Overview of 2012 Compensation Decisions. 2011 marked a year of considerable transition for the Company with increasing earnings and improved asset quality, reflective of the considerable efforts of management to turn around and position the Company for future growth. With a view to 2012, the Committee desired to shift our executive pay programs from what has been an intensive focus on, and corresponding rewards relating to, the immediate priorities in recent years of addressing credit quality challenges, reshaping the balance sheet and enhancing risk management while returning to profitability. In setting 2012 objectives for the CEO and executive management, the Committee and the Board have placed increased emphasis on rewarding advancement of longer-term strategic priorities. As such, and as a result of various considerations resulting from the 2011 compensation risk reviews, the Committee made the following decisions regarding 2012 executive compensation, each as discussed more fully under “The Elements of Our Compensation Program – 2012 Compensation.”

•	We replaced the net income available to common stockholders (“NIAC”) metric with a diluted earnings per share metric for the Company’s 2012 annual bonus plan.

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With a 2012 internal operating plan that requires stronger performance to achieve plan levels, performance at that 2012 operating plan level will result in funding of the 2012 bonus pool at 85% of target (compared to 70% for 2011 when the operating plan contemplated a more challenging year).

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We made certain changes to the 2012 metrics to reflect the Company’s strategic objectives and long-term focus. In particular, we saw the opportunity to more closely align our employees’ behaviors with those desired under our strategic priorities. As a result, we refined the annual bonus plan metrics to both encourage the desired behaviors and better align bonus pool funding levels with above- or below-target performance.

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We revised how bonuses would be calculated for the executive officers under the 2012 annual bonus plan to take into account not only corporate performance against the plan metrics, but also the Committee’s discretionary assessment of progress on the strategic priorities of diversifying our client deposit and loan portfolios and optimizing capital utilization as well as financial and share price performance relative to peers.

As in 2011, the 2012 executive compensation program is designed to provide a balanced, competitive total compensation program, rewarding actions and behaviors that further the Company’s strategic objectives and performance-based culture without incenting unnecessary and excessive risks. At the same time, the Committee believes the program aligns executive incentive compensation with long-term stockholder value creation within the confines of the TARP restrictions.

TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action

We are a participant in TARP, through which the Treasury Department invested approximately $244 million in the Company in January 2009. As a TARP participant, we are required to abide by certain statutory and regulatory standards that affect compensation and corporate governance, as described below. Of particular relevance to our executive compensation program is TARP’s prohibition on the payment or accrual of bonus, incentive or retention compensation to our five most highly compensated employees (as calculated under applicable TARP rules (“Top-5 MHCEs”)), subject to certain exceptions. The Top-5 MHCEs are determined annually based on the prior year’s compensation. For 2010, Mr. Killips was our only named executive officer subject to this restriction. During 2011, this restriction applied to Messrs. Richman and Hague. During 2012, it applies to Messrs. Richman, Killips and Lubin. We have made adjustments to various compensation programs for the executives affected by TARP restrictions as necessary to ensure compliance with TARP.

The TARP restrictions on the form, manner and timing of payment of certain compensation and the necessary changes resulting from these limitations create a distortion of the preferred combination of fixed and variable compensation and the use of short- and long-term incentive compensation for affected individuals. With the assistance of its independent compensation consultant, the Compensation Committee evaluated compensation alternatives intended to provide the affected executives a competitive compensation package and to minimize the risk of losing these key executives. The Committee also took note that fixed pay components, whether paid in the form of cash, salary stock or both, afford one of the few vehicles to deliver competitive compensation while maintaining compliance with TARP restrictions. Incentive compensation opportunities for our executives affected by TARP rules are limited to restricted stock awards with a minimum two-year service period and a transferability restriction until our TARP obligation is repaid (subject to limited exceptions). Further, the size of TARP restricted stock grants is limited to one-third of total compensation for the year, which is well below typical competitive incentive levels for senior executives of our peer group companies not impacted by these TARP restrictions. In restructuring compensation for TARP compliance, the Committee also evaluated internal, peer group and market comparables and also considered actions taken by similarly-situated financial institutions.

In addition to the restrictions noted above, among other requirements to comply with TARP standards, we have taken steps to:

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prohibit severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits;

•	prohibit tax gross-ups to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers; and

•	adopt “clawback” provisions which enable us to recapture bonus and incentive compensation paid to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers, if the bonus or incentive compensation proves to have been based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

These restrictions were implemented through, among other things, a letter agreement and waiver executed by certain of our executive officers and filed as an exhibit to our annual report filed with the Securities and Exchange Commission.

Our Compensation Committee and Its Practices

Membership. The Compensation Committee of our Board of Directors currently consists of the following four members: Messrs. Rabin (Chairman), Nicholson and Roche and Ms. Mayberry McKissack, each of whom has served on the Committee for the full period since the last annual meeting of stockholders. Each of the members is an “independent” director in accordance with NASDAQ listing standards.

Duties and Process. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

The Compensation Committee is responsible for implementing and monitoring our overall executive compensation program. Under its charter, the Committee, among other things:

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in collaboration with management, develops the Company’s executive compensation philosophy for approval by our Board of Directors and monitors the overall effectiveness and design of our executive compensation program, taking into account evolving regulations, risk management and compensation trends;

•	reviews and approves the compensation of our CEO and other executive officers;

•	reviews and approves the Company’s annual bonus program, including establishing performance goals and approving the aggregate bonus pool amount;

•	administers our long-term incentive compensation program, including grants of stock-based compensation and the establishment of vesting and other terms;

•	establishes executive stock ownership guidelines and reviews compliance with the program;

•	reviews and approves the composition of the peer group of companies used for benchmarking our executive compensation program and evaluating Company performance;

•	has the authority to retain an independent compensation consultant to assist the Committee with executive and director compensation matters; and

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as required by our participation in TARP, conducts semi-annual reviews of employee compensation plans to ensure such arrangements do not encourage unnecessary or excessive risks that would threaten the value of the Company or contain features that could encourage the manipulation of reported earnings to enhance compensation.

In connection with approving our executive compensation philosophy, compensation program design and compensation decisions, the Compensation Committee takes into account various considerations it deems relevant, including the following factors:

•	desirable balances of fixed versus variable pay, short-term versus long-term incentives and cash versus equity compensation;

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comparative factors, including internal pay equity, local market conditions, peer group comparisons and relative performance data and competitive trends in executive compensation in the banking industry;

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the Company’s financial performance and, where applicable, the financial performance of business units overseen by the executive, including the Committee’s evaluation of key financial metrics measuring short-term and long-term success;

•	stockholder return;

•	incentive, motivation and retention considerations;

•	individual performance and total compensation data, including a history of all cash, equity, perquisites and benefits, compiled for each executive;

•	tax, accounting and other factors affecting the cost of compensation to the Company;

•	equity burn rate and share utilization considerations;

•	applicable regulatory guidance;

•	TARP restrictions; and

•	the results of stockholder votes on annual “say-on-pay” proposals.

Compensation Consultant. In September 2009, the Compensation Committee retained Pearl Meyer & Partners as its independent consultant with respect to all aspects of executive compensation and to advise with respect to certain matters pertaining to our overall compensation program. The consultant is retained by, and reports directly to, the Committee. Under the direction of the Committee Chairman, Pearl Meyer & Partners assisted with and commented on the various comparative pay analyses described below, advised the Committee on executive compensation planning for 2011 and 2012 and advised the Committee on director compensation for 2011. Pearl Meyer & Partners prepared and presented to the Committee various executive compensation and Company performance comparisons against peers and market at the request of the Committee (and as described elsewhere in this Compensation Discussion & Analysis) to assist the Committee in fulfilling its duties. As part of its advisory role, Pearl Meyer & Partners is periodically asked by the Committee to work with management in the implementation of the Committee’s directives. A representative of Pearl Meyer & Partners was present at all but two of the Committee meetings held in 2011. During 2011, Pearl Meyer did not provide any services to the Company other than these executive and other compensation-related services approved by the Committee.

Benchmarking and Peer Group Data. The Committee regularly reviews, and updates as necessary, our existing peer group and peer group selection criteria. The Committee considers the recommendations of Pearl Meyer & Partners and management, with respect to updating the peer group to reflect our size and business model, provide a reference for assessing the competitiveness of current executive compensation and inform future compensation decisions. In October 2011, with the input of

Pearl Meyer & Partners and management, the Committee approved a peer group consisting of the following 16 financial institutions based upon slightly revised selection criteria from that used in 2010:

Associated Banc-Corp	IBERIABANK Corporation	UMB Financial Corporation
BancorpSouth, Inc.	MB Financial, Inc.	Umpqua Holdings Corporation
First Citizens BancShares, Inc.	Prosperity Bancshares, Inc.	Valley National Bancorp
FirstMerit Corporation	Signature Bank	Wintrust Financial Corporation
First Midwest Bancorp, Inc.	Sterling Financial Corporation
Fulton Financial Corporation	Susquehanna Bancshares, Inc.

This peer group reflects publicly-traded bank holding companies from around the country that emphasize commercial lending and are reasonably similar in asset size and market capitalization. The peer group entities (1) range in asset size from approximately $8 billion to $22 billion as of December 31, 2011, with an average asset size of approximately $14 billion, (2) had a market capitalization at year-end 2011 from approximately $750 million to $2.8 billion, with an average market capitalization of $1.5 billion and (3) have commercial loan portfolios greater than 55% of total loans. Our asset size and market capitalization at December 31, 2011 were approximately $12.4 billion and $790 million, respectively. Exceptions were made to these criteria to include Associated Banc-Corp (because they are a local competitor) and Susquehanna Bancshares, Inc. (because they closely approximated these criteria). We believe these 16 companies are an appropriate group against which to benchmark our compensation because they (1) in general, are a close match to us based on asset size, (2) reflect a reasonable market capitalization range around the Company’s market capitalization level, (3) represent a smaller number of peer companies in line with current trends and which result in a tighter and more homogenous range of peer results against which to compare performance and compensation, (4) align with our commercial business model and (5) are representative of the group of companies to whom we compare ourselves and that we believe the investment community compares us. Of the financial institutions listed above, 12 are current or former TARP participants. Banks meeting the size criteria but with different business models or less similar loan portfolio compositions were excluded from our new peer group established in October 2011. Sterling Financial Corporation was added to our peer group in 2011 based upon our selection criteria. Ten banks that were included in our 2010 peer group (BOK Financial Corporation, City National Corporation, Commerce Bancshares, Inc., Cullen/Frost Bankers, Inc., First Horizon National Corporation, First Niagara Financial Group, Inc., National Penn Bancshares, Inc., People’s United Financial, Inc., Trustmark Corporation and Whitney Holding Corporation), were removed in 2011 because they no longer fit our selection criteria or had been acquired.

Conduct of Committee Meetings. The Committee seeks input and recommendations from senior management, other directors, legal counsel and its independent compensation consultant as part of its decision-making process. The executives and counsel provide support to the Committee in the discharge of its responsibilities, including information relating to individual and Company performance, tax and accounting information and legal and corporate governance analysis and recommendations. The Committee meets regularly in executive session to discuss matters and take final action with respect to compensation decisions, often with the participation of its independent compensation consultant. The Committee also requested and considered advice from internal legal counsel and has the authority to hire independent legal counsel to the extent it deems appropriate. From time to time, other members of the Board may be invited to participate in these discussions. For purposes of the 2011 annual bonus payouts and base salary adjustments discussed below, the Committee consulted with all of the independent directors of the Board prior to finalizing its decisions. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.

Our Executive Compensation Philosophy

Our executive compensation program is designed to contribute to long-term stockholder value by attracting, motivating and retaining a high performing executive team critical to our Company’s success. All of our executive officers have been recruited since we initiated our strategic transformation in late 2007. Decisions regarding total compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy, which emphasizes linking executive compensation to short-term and long-term financial success of the Company. As discussed above, TARP restrictions on incentive compensation create some level of disconnect between compensation decisions for certain executive officers and the philosophy outlined below. Nevertheless, the Committee still seeks to align its decisions as close as possible to its compensation philosophy for these individuals, offering meaningful incentive and equity pay opportunities.

The following principles drive our executive compensation program:

Executive compensation should reward performance. A significant portion of our executive compensation program consists of short- and long-term incentive programs designed to motivate and reward performance. We determine the size of our annual incentive pool based on a mix of Company financial performance measures designed to achieve our strategic goals. The allocation of this pool is based on business unit performance and personal performance measures, in order to differentiate among various business units and individuals. The established goals should require sustained performance that is achievable without encouraging excessive risk taking. Overall plan funding and individual awards are larger when we achieve superior performance compared to goals and smaller (or not paid) in years when our performance does not meet desired levels.

Executive compensation should focus on long-term success. An important component of our compensation program consists of equity awards with multi-year vesting schedules. This compensation vehicle provides our executive officers with a significant stake in the performance of the Company’s stock over time in order to align their decisions, risk-taking and judgment with long-term stockholder value. Our executives are expected to think and act like long-term stockholders. Being invested in our stock over time promotes our culture of teamwork and strengthens the partnership with our stockholders.

Executive compensation should be competitive. In order to attract, retain and motivate highly qualified and experienced executives, our compensation program provides aggregate compensation and individual components that are competitive with other relevant financial institutions in markets in which we compete for talent. Except as set forth below under “-Regulatory Considerations” regarding specific adjustments to the compensation for those executives subject to incentive compensation restrictions under TARP, we use the following components to deliver competitive compensation:

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Fixed compensation (base salary). In structuring the fixed components of our compensation program, we aim to set base salaries for current executives to be competitive with our peer group. While we assess our base salaries against peer group and survey data, and consider the market median, that analysis is only one among several factors we use in setting individual base salaries. Other factors used by our Compensation Committee when evaluating base salaries, and which may result in base pay variances from the peer group median, include an individual’s qualifications, experience, scope of responsibilities, current and sustained performance results, and/or contribution to the Company. In addition, we consider internal pay equities and retention needs for superior performers. While peer group comparisons fluctuate from year to year, it is our philosophy to not markedly adjust salaries each year to conform to changes in peer comparisons.

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Short-term incentive (bonus). We provide executives with a meaningful opportunity to earn cash incentive compensation in return for delivering performance. Incentive compensation awards are primarily based on achievement of corporate financial metrics, but individual awards may be adjusted for achievement of individual goals. This structure helps drive achievement of our strategy, both in the short term and in the long term. We may defer a portion of short-term incentives for future payout through the use of time-vested equity or another form of deferral mechanism. Bonus opportunities are typically set forth in executive employment agreements negotiated on hire and may result in above median levels of total cash compensation in order to recruit and retain experienced executives who are important to the success of our strategy.

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Long-term incentives. Long-term awards typically consist of a combination of stock option, restricted stock or restricted share unit, with multi-year service periods. The Committee may, in its discretion, change the form or mix of awards as provided under our plans.

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Compensation packages for new hires. In order to recruit top talent, it may be necessary from time to time to offer aggregate compensation packages for new executives that are different in mix and/or exceed the parameters of our general compensation philosophy. After such executives are hired, it is our philosophy to not dramatically change their compensation to conform with peer comparisons, but rather to adjust their compensation annually based on their performance and contributions to the Company.

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Employment agreements. We have entered into employment agreements with each of our nine executive officers which contain severance and change-of-control provisions along with restrictive covenant provisions we deem appropriate to protect the Company’s operations. We believe these agreements are necessary to ensure we retain the talent needed to execute our relationship-based business strategy.

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Employee benefit programs. We seek to provide competitive employee benefit programs, including our 401(k) savings and employee stock ownership plan (KSOP), deferred compensation plan, health, life and disability insurance programs, and perquisites deemed appropriate to advance our business.

Executive compensation program should be simple in design and consistent with our values. We strive for a simple, effective program that is easily understood by our executives and stockholders, is easy to measure and mitigates the risk of unintended consequences. Our compensation program requires the highest ethical standards, encourages teamwork and rewards performance.

Executive compensation should reflect good corporate governance and compensation practices. Executive compensation payments and programs are determined and approved by our Compensation Committee, and executive compensation determinations with respect to our CEO are subject to review by our independent directors. Through our public disclosures and our evolving investor relations and shareholder outreach efforts, we seek to provide transparency regarding our executive compensation program to our constituents: our stockholders, our employees and our clients. As discussed above under “Our Compensation Committee and Its Practices – Compensation Consultant,” the Compensation Committee uses an independent consultant to advise the Committee with respect to competitive practice and pay levels, benchmarking against peers and evolving best practices. This includes comparing the levels of base salary, total cash compensation and total compensation which we provide to our executives against the levels provided by a peer group. This competitive perspective is reviewed annually to ensure our total compensation is positioned appropriately relative to the competitive market and performance, with an acknowledgement that some variances may occur relating to compensation packages of newly-hired executives, as discussed above. We also annually reevaluate our peer group to confirm it is appropriately sized and representative of companies that are similar to us in size, operations and focus.

Regulatory Considerations. Under applicable regulatory requirements, and in the interest of prudent risk management, we periodically assess the risk profile of our compensation program, both to reduce unnecessary or excessive risks and to avoid opportunities for earnings manipulation intended to increase the compensation of employees. Further, our executive compensation program adheres to the requirements and limitations imposed as a result of our participation in the TARP program. TARP contains varying restrictions on incentive compensation for anyone in the Top-5 MHCE group. For such executives, TARP regulations dictate, among other things, that (1) only one-third of total compensation may be in the form of incentive compensation, (2) with limited exceptions, any incentive compensation granted or vesting while such employee is among the Top-5 MHCE group must be in the form of TARP-compliant restricted stock with a service period of no less than two years and a restriction on sale (with limited exceptions) until TARP funds are repaid and (3) no bonuses (other than TARP-compliant restricted stock) may be paid out in a year when such individual is a Top-5 MHCE, even if earned in a prior year when he or she was not a Top-5 MHCE.

For our Top-5 MHCE’s, we follow our general compensation philosophy outlined above, but also adjust the mix of fixed versus variable pay of the MHCEs’ total compensation as necessary to comply with TARP. As a result, such executives may receive a larger percentage of total compensation in the form of fixed compensation, but a portion of that fixed pay is structured as salary stock to further align the executives’ incentives with stockholders’. In addition, while not required by TARP rules, we have added transferability restrictions to salary stock awards to align such compensation with a desired long-term focus. Because such executives are not permitted to receive annual short-term incentive payments, they also receive temporary adjustments to base compensation paid in fixed cash installments throughout the year and/or longer term TARP compliant equity not to exceed one-third of their total compensation. The salary stock and temporary base salary adjustments are reviewed annually in connection with the annual re-determination of the Top-5 MHCE group. In addition, while subject to the TARP restrictions, and notwithstanding anything in our existing employment agreements, we are not permitted to pay severance, change of control or tax gross-up payments to senior executive officers and certain other executives and employees.

The Elements of Our Compensation Program

The principal components of our executive compensation program are base salary, annual bonus and long-term incentives, the levels of which are based on Company and individual performance against financial and non-financial metrics, peer group comparisons and our past practices. Consistent with our philosophy, the variable-pay components of our compensation program, consisting of our annual bonus and long-term incentive awards, are structured both to reward performance and reinforce a long-term focus. Executives are entitled to participate in Company-wide benefit programs, and certain executives receive other perquisites deemed appropriate. Because of the impact of TARP limitations on the payment of incentive compensation, we adjusted the compensation program for certain of our executive officers in 2010, 2011 and 2012 when they were included in the Top-5 MHCE group to pay a greater portion of their compensation in the form of fixed pay components, consisting of cash and salary stock.

The discussions below focus on compensation paid to our Chief Executive Officer (Mr. Richman), our Chief Financial Officer (Mr. Killips) and our three other most highly compensated executive officers (Messrs. Lubin, Hague and Ahrens) for 2011. We refer to these individuals as our “named executive officers” or as “senior executive officers.”

Fixed Pay Elements

Base Salary. Base salary is paid in cash and comprises the primary fixed pay element of our executive compensation program. In February 2011, our CEO recommended, and the Committee approved, the following increases in the base salaries: $165,000 for Mr. Richman, $15,000 for Mr. Hague, $20,000 for each of Messrs. Killips and Lubin and $40,000 for Mr. Ahrens. In approving the increases for the executive officers other than the CEO, the Committee considered Mr. Richman’s recommendations based on individual performance and contributions and, in the case of Mr. Ahrens, base salary benchmarking comparisons to market.

For Mr. Richman, the increase reflected the change in the mix of fixed and variable pay elements due to the TARP restrictions on incentive pay. The Committee fully restructured Mr. Richman’s 2011 pay package because he became a Top-5 MHCE for 2011, subjecting him to the TARP restrictions on incentive compensation. As a result of these restrictions, a larger portion of his total compensation package is fixed compared to what our executive compensation philosophy would customarily provide in the absence of TARP. As part of this restructuring, the Committee approved a larger base salary increase for him, the first such increase since he joined the Company. In approving the increase for Mr. Richman, the Committee took into account his leadership role in connection with the strategic transformation plan and the Company’s progress in addressing credit quality problems and driving increased operating profit in an extremely challenging banking environment.

The base salaries for our named executive officers as of December 31, 2011, are set forth in the following table:

Named Executive Officer	Position	2011 Base Salary(1)
Larry D. Richman	President and Chief Executive Officer	$950,000	(2)
Kevin M. Killips	Chief Financial Officer	$445,000
Bruce R. Hague	President, National Commercial Banking	$450,000	(2)
Bruce S. Lubin	President, Illinois Commercial Banking	$420,000
C. Brant Ahrens(3)	President, Personal Client Services	$340,000

(1)	Effective March 1, 2011.
(2)	Excludes salary stock and temporary fixed cash compensation.
(3)	Mr. Ahrens served as Chief Operating Officer during 2011. In February 2012, Mr. Ahrens was named President, Personal Client Services.

Salary Stock and Temporary Fixed Cash Compensation. During 2011, in addition to the base salary increases described above, Messrs. Richman and Hague received fixed pay in the form of salary stock and temporary fixed cash because of restrictions imposed under TARP that made each of them ineligible to earn a cash incentive bonus for 2011. In order to maintain a total compensation opportunity appropriate for their positions and levels of responsibility, Messrs. Richman and Hague were granted salary stock for 2011 with an aggregate value of $650,000 and $275,000, respectively. They also received temporary fixed cash compensation for 2011 in the amount of $650,000 and $275,000, respectively. The salary stock and temporary fixed cash compensation were paid in installments on each payroll date from March through December 2011. The actual number of shares of salary stock issued to Messrs. Richman and Hague was based upon the closing price of the Company’s common stock as of each payroll date, net of tax withholding. All shares of salary stock were fully vested upon issuance, but in order to maintain a measure of long-term focus in the compensation packages, the shares are restricted from sale for a period of 24 months after issuance, except in limited circumstances. These amounts are not considered base salary for determining bonus, if any, or for other employee benefit calculations.

Due to TARP restrictions limiting variable compensation to one-third of total compensation, the fixed pay component for Mr. Richman was set to provide the Committee sufficient flexibility to deliver to

Mr. Richman a fully competitive pay package relative to peers if the Company’s 2011 performance exceeded expectations. Based on benchmarking comparisons provided by the Committee’s independent compensation consultant in February 2011, it was expected that, depending on the actual amount of the incentive award to be determined in the Committee’s discretion at or closely following year-end, the CEO’s total compensation package based on fixed pay elements would be at or below peer median total pay opportunity if 2011 performance did not warrant additional reward, but could be above median if 2011 performance exceeded expectations.

2011 Annual Incentive Compensation

2011 Annual Bonus Plan. Our annual bonus payments have historically represented a significant portion of the overall compensation opportunity for our executives. In 2011, our named executive officers (other than Messrs. Richman and Hague) participated in an annual bonus plan established by the Committee in February 2011. The financial performance metrics and weightings for plan funding were established as follows:

•	net income available to common stockholders, or NIAC (50%);

•	criticized loans as a percentage of Tier 1 capital plus the allowance for loan loss (20%);

•	the ratio of non-interest income to total revenue excluding security gains (10%);

•	the ratio of annual average client deposits to average loans (10%); and

•	efficiency ratio (non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income, excluding losses on loan sales) (10%).

Compared to the 2010 bonus plan, the 2011 bonus plan had substantially similar metrics, but added a fifth metric (the ratio of non-interest income to total revenue excluding security gains) to reflect the Company’s emphasis on cross-sell activity to drive increased fee income and higher return on capital. The percentage weighting of the NIAC metric was increased from 40% in 2010 to 50% in 2011 to motivate behaviors to drive the Company’s strategic priority of returning to profitability.

Performance levels for each metric, which are set forth below, were based upon the Company’s operating plan for 2011 as approved by the Board in February 2011. The operating plan was representative of projected financial performance based upon management’s internal budgeting process and strategic initiatives for the year. As determined by the Committee, execution of that plan, at the projected levels, would have correlated to a bonus pool of 70% of target. A bonus pool at “target” is equal to the sum of each eligible participant’s base salary multiplied by his or her target bonus percentage. Target bonus percentages generally do not change from year to year and in the case of NEOs, are set forth in their employment agreements. It was intended that Company performance would have to exceed the performance goals underlying the operating plan in order to result in a bonus pool funding of 100% of target.

Achievement of all five financial performance goals at “target” level performance (which is higher than the operating plan forecast) would have resulted in funding of the bonus pool at 100% of the target bonus level. The plan provided that performance that exceeded or fell short of target would result in funding levels with respect to each metric as shown in the table below. Performance below threshold for any metric would not qualify for funding relative to that metric. The table below sets forth each metric under the 2011 plan, performance levels and actual performance levels approved by the Committee.

2011 Performance Metric	Metric Weighting	Threshold	Target	Superior	2011Actual
Plan Funding Percentage	—	40%	100%	125%	90%
NIAC, excluding security gains	50%	$5,000 (1)	$35,400 (1)	$53,000 (1)	$24,360	(1)(4)
Criticized loans as a percentage of Tier 1 capital plus the allowance for loan loss	20%	69.8%	66.1%	64.5%	46.0%
Ratio of non-interest income to total revenue excluding security gains	10%	16.9%	18.9%	19.7%	18.5%
Ratio of annual average client deposits(2) to average loans	10%	110.9%	112.7%	113.4%	113.4%
Efficiency ratio, adjusted(3)	10%	62.4%	60.5%	59.7%	60.2	%(4)

(1)	In thousands.
(2)	Total deposits exclusive of brokered deposits and one-way CDARS (Certificate of Deposit Account Registry Service).
(3)	Ratio equal to non-interest expense divided by the sum of tax-equivalent net interest income plus non-interest income, excluding losses on loan sales.
(4)	Actual results for the NIAC and efficiency ratios excluded the impact of security gains of approximately $3.5 million and a $2.8 million tax credit. If included, these amounts would have increased the actual results for these metrics for reasons other than Company and/or employee performance. As such, the Committee determined to exclude them, based on the recommendation of management.

Three of the five metrics exceeded target levels and two of the five met or exceeded superior levels. However, by the terms of the plan, because of the NIAC results for 2011, the plan funding percentage for all remaining metrics was capped at the lesser of the calculated amount or 125%. After excluding the impact of security gains and tax credit amounts as discussed in the chart above, and based upon the formulaic calculations of the plan, on an aggregate level, the Committee approved a 90% funding of the corporate bonus pool in January 2012.

Mr. Richman presented to the Committee at its February 10, 2012 meeting, his preliminary recommendations for the individual award amounts for each of the eligible executive officers, including Messrs. Killips, Lubin and Ahrens, and the Committee provided feedback and guidance to Mr. Richman. The Committee discussed these recommendations (as well as other compensation matters) with all of the non-employee directors on a special telephonic call. At a telephonic meeting on February 18, 2012, the Committee considered and approved the final recommendations from Mr. Richman. In approving amounts for individual executive officers, the Committee considered Mr. Richman’s recommendations based on his assessment of these executives’ individual and business unit performance, internal pay equity considerations, competitive pay data and the aggregate amount of recommended executive officer bonuses, finding the overall payout levels relative to target in line with the funding level of the corporate bonus pool.

In accordance with their employment agreements, the target bonus opportunity percentages for Messrs. Killips, Lubin and Ahrens were 90% of their applicable base salaries. Messrs. Richman and Hague were not eligible to participate in the bonus plan in 2011 under TARP rules applicable to the Top-5 MHCEs. Instead, as discussed below, these executives each received a TARP-compliant 2011 equity incentive grant in February 2012. See “-2011 Incentive Compensation for TARP-Affected Named Executive Officers.”

The actual bonus awarded for 2011 depended first on the level of the aggregate bonus pool funded by the Company’s full year financial performance relative to the financial performance metrics described above, and then upon performance factors tied primarily to business unit performance and personal performance against individual goals. As discussed below under “Additional Information Relating to Executive Compensation – Clawback Policy,” we may recapture amounts paid under this plan to our senior executive officers and our next 20 most highly compensated employees, if the bonus or incentive compensation proves to have been based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

The Committee approved awards to Messrs. Killips, Lubin and Ahrens of $420,000, $425,000 and $285,000, respectively, which correspond to 105%, 112% and 93% of their respective bonus opportunities. For Mr. Killips, this payout was in recognition of his financial, risk management and strategic leadership during 2011 which helped to enhance our risk management infrastructure and progress our credit remediation. For Mr. Lubin, this payout amount above target was due to the 2011 performance of the businesses that report to him which exceeded unit objectives. For Mr. Ahrens, his payout was slightly above the Company-wide funding of the plan and reflected the breadth of his responsibilities and Mr. Richman’s assessment of his performance against his individual objectives.

Although Messrs. Killips and Lubin were not subject to TARP bonus restrictions in 2011, and could therefore earn a bonus for 2011, each of them is among the Company’s five most highly compensated employees for 2012. In order to comply with applicable TARP restrictions on payment, the 2011 bonus award payouts for Messrs. Killips and Lubin will be deferred until permitted by TARP rules (generally upon the executive ceasing to be among the Company’s five most highly compensated employees or upon repayment by the Company of all TARP amounts) and are subject to clawback to the extent required under TARP. Such amounts are fully vested and will be held in cash in rabbi trusts established by the Company. Messrs. Killips and Lubin will not earn interest on these amounts while they are in trust. In addition, because of these TARP restrictions, none of Messrs. Richman, Killips or Lubin will be eligible to participate in the Company’s annual bonus plan in 2012 although it is expected that the Committee will consider each for a long-term restricted stock award in late 2012 or early 2013 based on corporate and individual performance in 2012.

As in 2010, the Committee provided that 25% of any bonus awarded to the named executive officers and certain other key employees under the 2011 plan (other than Messrs. Richman and Hague who were not eligible for an annual incentive award due to TARP) would be paid in shares of restricted stock to vest in three equal annual installments. The goal of this deferral is to shift a larger percentage of total compensation for these key employees toward the long-term, to enhance employee retention, and to create greater alignment between employee and stockholder incentives. The deferral was effectuated through the use of restricted stock as a means to link a portion of incentive compensation with future risk outcomes, consistent with regulatory guidance. In-line with the treatment for approximately 150 key employees, 25% of the bonus to Mr. Ahrens was paid in the form of restricted stock, subject to three-year ratable vesting, and the remainder was paid in cash.

This 25% deferral of the 2011 annual bonus amount will not apply to Messrs. Killips and Lubin. The Compensation Committee determined that the ultimate distributions (when made) of the 2011 bonus amounts from the rabbi trusts to Messrs. Killips and Lubin will be 100% in cash due to the fact that, unlike all other participants in the plan, 100% of their payouts have already been deferred for an indeterminate amount of time by virtue of TARP restrictions on payment.

2011 Incentive Compensation for TARP-Affected Named Executive Officers. As discussed above, TARP-compliant executive compensation packages are more heavily weighted toward fixed compensation than variable. Under TARP, incentive compensation for each of the Top-5 MHCEs in 2011 is limited to one-third of such person’s total 2011 compensation (as determined under TARP rules and regulations) and may only be paid in TARP-compliant restricted stock. Due to these TARP restrictions, neither of Messrs. Richman nor Hague was eligible for the 2011 annual bonus plan. However, the 2011 TARP-compliant compensation structure established for Messrs. Richman and Hague discussed above contemplated a long-term incentive award, payable in TARP-compliant restricted stock, in order to motivate and reward their respective 2011 performance, with the amount of any such award to be determined by the Committee in its discretion following year end. This structure gave the Committee the flexibility to fully reward each of them in the event Company and/or individual performance, as applicable, exceeded the expectations set in our 2011 operating plan and individual objectives set at the beginning of 2011.

In connection with its determination of Mr. Richman’s award, the Committee’s independent compensation consultant provided the Committee with a review of total CEO pay relative to peers since 2007, as well as various Company performance metrics (return on equity, return on assets, net interest margin, efficiency ratio, loans as a percentage of total deposits and total shareholder return) relative to peers over that same time period. The Committee discussed and acknowledged the Company’s below-median performance in 2011 relative to peers on certain of those metrics. The Committee also considered (1) Mr. Richman’s individual performance within his leadership role, (2) the Company’s accomplishments regarding its 2011 operational priorities as discussed above, (3) the amount of compensation already delivered to Mr. Richman through the fixed pay elements of his compensation structure and (4) the continuing challenges in the banking industry. As a result of these factors, and within the TARP limitations on the size of this award, the Committee awarded Mr. Richman a 2011 equity incentive award in the amount of $300,000, consisting of 20,848 restricted shares granted on February 22, 2012.

With respect to Mr. Hague, the Committee approved a 2011 incentive compensation award to him in the amount of $300,000, consisting of 20,848 restricted shares granted on February 22, 2012. This award was based on the Committee’s consideration of Mr. Richman’s recommendation (which took into account the 2011 performance of Mr. Hague and the line of business he oversees relative to his and its respective goals and objectives which were set at the beginning of the year) as well as the Committee’s acknowledgement of the amount of compensation already delivered to Mr. Hague through the fixed pay elements of his compensation structure.

In accordance with TARP rules, these restricted stock awards to Messrs. Richman and Hague include minimum service requirements (under which no portion of the award may vest until the second anniversary of the grant) and restrictions on transferability. Because these grants were made in February 2012, they do not appear in the Summary Compensation Table below, but will appear in that table in our 2013 proxy statement.

Long-Term Incentive Awards

We have an annual broad-based equity program to provide a long-term incentive to our employees to build stockholder value. The value of individual awards to executive officers, expressed as a percentage of base salary, is based upon guidelines approved by the Committee after a review of market and peer group equity award practices. The Committee determined that long-term incentive awards would be comprised of an equal mix of restricted stock and stock options, both vesting in three equal annual installments. On March 16, 2011, the Committee granted to each of the eligible named executive officers, a 2011 long-term incentive grant in the amounts as follows:

Name	Restricted Stock Value	Stock Option Value	Total
Kevin M. Killips	$170,000	$170,000	$340,000
Bruce S. Lubin	$160,000	$160,000	$320,000
C. Brant Ahrens	$120,000	$120,000	$240,000

These amounts reflect grants to Messrs. Killips, Lubin and Ahrens of 80% of their respective base salaries in effect as of December 31, 2010, which were below the targeted maximums of 90% of salary reflected in the Committee-approved guidelines. In approving these grants, the Committee considered Mr. Richman’s recommendations based on his assessment of their individual performance as well as competitive market conditions, the performance of the Company, the Company’s stock price at the time, and number of shares required to deliver the respective award values. They also considered the overall financial cost of the program, including proposed grants to both executive and non-executives, and the impact on share grant availability in future periods depending on the results of a pending stockholder vote at the 2011 annual meeting to approve a new incentive compensation plan that authorized additional shares for grant. The grants were effective April 1, 2011 and the number of restricted shares and stock options granted were based upon the closing stock price of our common stock on that date.

As part of their TARP compensation restructuring, Messrs. Richman and Hague received an equity component to their total 2011 compensation comprised of salary stock. For each of the named executive officers, the number and fair market value of the restricted shares and option awards that were granted during 2011 is set forth in the 2011 Grants of Plan-Based Awards table. The value of these long-term restricted stock and option grants as presented in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards table are slightly different than the amounts above due to fractional shares relating to the restricted stock grants and the timing of determining the intrinsic value of stock option grants. As discussed above, in February 2012, they also each received a grant of TARP-compliant restricted stock as a 2011 annual incentive valued at $300,000 on the grant date.

TARP-Related Amendments of Certain Previously Granted Equity Awards

On December 29, 2011, the Compensation Committee approved changes to the vesting schedules of certain equity awards made to Messrs. Killips and Lubin in 2011 to ensure that the vesting of such awards would comply with TARP restrictions on incentive compensation applicable to the Top-5 MHCEs. As discussed above, the TARP rules generally prohibit the Company from paying or accruing incentive bonuses (except for TARP-compliant restricted stock) to the Top-5 MHCEs. While neither of Messrs. Killips or Lubin was one of the Top-5 MCHEs when the equity awards were made in early 2011, and therefore not subject to the restrictions, the adjustments were made prior to the end of 2011 because, at that time, the Company anticipated that it was likely that they would be among the Top-5 MHCEs for 2012.

For Mr. Lubin, the amended awards included a total of 17,165 shares of restricted stock and options to purchase, at $14.99 per share, 23,103 shares of the Company’s common stock, which he was awarded on March 1, 2011 as part of the 2010 annual bonus program and on April 1, 2011 as part of the 2011 long-term incentive program. For Mr. Killips, the amended awards include 11,341 shares of restricted stock and options to purchase, at $14.99 per share, 24,547 shares of the Company’s common stock, which he was awarded on April 1, 2011 under the 2011 long-term incentive program. These options and restricted shares were scheduled to vest in three equal annual installments beginning on the first anniversary of their respective grant dates.

In approving the amended vesting schedules, the Committee took into account, among other things, the contribution of Messrs. Killips and Lubin to the Company during 2011 and the Company’s desire to continue to align their interests with stockholder interests by retaining the intended incentivizing purpose of these options and restricted shares. The amendments provided for (1) acceleration of the vesting dates of the options so that they vested 100% on December 29, 2011 and (2) restructuring of the restricted stock to be TARP-compliant by deferring the first vesting tranche of the restricted shares so that they will vest two-thirds on the second anniversary of their respective 2011 grant dates and one-third on the third anniversary. A transferability restriction was also incorporated into the terms of the restricted shares, consistent with TARP requirements. The Committee fully analyzed the financial statement impact of these actions and determined the adjustments to the vesting schedules of these awards did not create additional expense for financial statement purposes related to the previous awards, although the expense recognition related to the option awards was accelerated and included in 2011 results.

Executive Benefits and Perquisites

Our CEO and each of our named executive officers are eligible to participate in the employee benefit programs we provide to our employees generally, including our 401(k) savings and employee stock ownership plan (the “KSOP”), health and life insurance programs and a disability insurance program for senior officers. We do not maintain a defined benefit plan or supplemental executive retirement plan. We do maintain a non-qualified deferred compensation plan under which our executives may defer a portion of their current cash compensation. We do not provide a matching or other contribution under the deferred compensation plan. Deferred amounts are credited with earnings based either on a rate of interest determined under the plan or based on performance of deferred stock unit investments in Company common stock.

During 2011, we provided Mr. Richman with a driver who is also a Company employee in order to assist him with the discharge of his duties. We discontinued the reimbursement of club dues in 2010 and instead provide each executive officer with a fixed monthly allowance. The Compensation Committee believes the fixed monthly allowance will cut down significantly on the administrative time and costs associated with reimbursing such expenses and also enable the Company to more easily monitor and control these expenditures.

Employment Agreements

We maintain employment agreements with our CEO and other named executive officers. We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place. The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

In connection with the execution of our business plan, we entered into employment agreements with Mr. Richman and other named executive officers. Our willingness to enter into these agreements was an important factor in our ability to attract the executives. The agreements were based on our assessment of current competitive practice, recruitment considerations, input from the Compensation Committee’s compensation consultant and legal counsel and negotiations with the executives. For a more complete description of the potential payments to the CEO and other named executive officers in the event of termination of employment or a change in control, see “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

In connection with our participation in TARP, Mr. Richman and each of our executive officers have entered into agreements with the Company having the effect of amending their existing employment agreements and other compensation arrangements to the extent necessary to comply with the requirements of TARP. Pursuant to these agreements with the Company and in accordance with limitations set forth in TARP, each of our senior executive officers is prohibited from accruing or receiving any severance benefit if their termination occurs during 2012, regardless of whether such termination is in connection with a change in control of the Company or otherwise.

2012 Compensation

During 2011, the Company had net income available to common stockholders of $30.7 million, compared to a loss of $12.1 million the prior year. The Company also favorably changed its loan portfolio mix, improved funding mix and significantly improved asset quality. Based on these and other successes during 2011, but still responding to the continuing challenges the Company faces, in February 2012 the Committee made the following decisions regarding 2012 executive compensation.

Fixed Pay Elements and TARP Restructuring. During the Committee’s annual performance evaluation and assessment of executive compensation, Mr. Richman made recommendations for 2012 base salary increases for his direct reports reflecting his assessment of individual performance, new responsibilities assigned and contributions as well as the impact of restructuring the total compensation packages of Messrs. Killips and Lubin due to their inclusion in the Top-5 MHCE group for 2012. The Committee considered Mr. Richman’s individual salary recommendations and evaluated them together with internal pay equity considerations and competitive pay data. The Committee increased Mr. Hague’s 2012 base salary to $464,500 and Mr. Killips’ to $500,000 (reflecting the impact of the TARP restructuring of his 2012 compensation, internal pay equity and the breadth of his role, including his additional responsibilities overseeing certain operational functions which he assumed in February 2012). The Committee increased Mr. Lubin’s 2012 base salary to $450,000 (reflecting strong performance of businesses that report to him and TARP restructuring). For Mr. Ahrens, the Committee increased his 2012 base salary to $362,000. Mr. Ahrens assumed a new leadership role as the President, Personal Client Services, in March 2012 with responsibility for driving the Company’s strategic objective of diversifying our core funding base. These base salary increases were effective March 1, 2012.

The Committee determined not to raise Mr. Richman’s base salary from its 2011 level of $950,000. The Committee took into account that he had received a significant base salary increase as part of the TARP restructuring in 2011. In addition, as discussed above, the Committee took into account the comparative review of CEO pay relative to peers provided by its independent compensation consultant.

For 2012, the Committee again reviewed the impact of the TARP incentive compensation restrictions and management’s determination of the executives subject to such restrictions. Messrs. Richman, Killips and Lubin will be subject to the prohibition on the payment or accrual of bonuses, incentive or retention compensation during 2012. Mr. Hague is not subject to the restrictions in 2012.

Because of these TARP restrictions, Messrs. Richman, Killips and Lubin are not eligible to participate in the Company’s 2012 annual bonus program. Absent these restrictions, under the terms of their respective employment agreements, Messrs. Richman, Killips and Lubin would have had target bonus opportunities of $1,187,500, $450,000 and $405,000, respectively, based on their adjusted base salaries established in February 2012. Such bonus amounts could be higher or lower depending on corporate, business line and individual performance. As a temporary adjustment to compensation due to TARP-related restrictions on bonus payments, the Committee determined that Messrs. Richman, Killips and Lubin will receive additional fixed compensation in 2012 consisting of cash payments in the amounts of $650,000, $275,000 and $250,000, respectively, and TARP-compliant salary stock awards in the same amounts. These amounts will be paid in installments which began in March 2012 and subject to their continued employment, will continue through December 2012. The salary stock amounts will be paid in the form of fully-vested stock and cash equal to the tax withholding amount, and may not be sold for a period of 36 months from issuance. The TARP cash and salary stock will not be taken into account as “base salary” or “bonus” for purposes of salary-based benefits under any Company benefit plan or agreement. The Committee may modify or terminate these payments at any time. Because Messrs. Hague and Ahrens are not affected by TARP restrictions on incentive compensation for 2012, the Committee did not adjust their 2012 compensation structure in light of TARP.

2012 Annual Bonus Plan. In 2012, our two named executive officers who are not subject to TARP restrictions on the payment of incentive compensation (Messrs. Hague and Ahrens) will participate in the annual bonus plan established for executive officers. Their individual bonus targets (unchanged from 2011) are 110% and 90%, respectively, of their respective base salaries. The 2012 bonus plan is structurally similar to the 2011 plan. Under the terms of the 2012 plan, a bonus pool will be funded based upon the Company’s 2012 financial and operating performance relative to certain pre-established metrics that align with the Company’s 2012 operating plan as approved by the Board in early 2012. The metrics for the 2012 plan, and their relative weightings, are: diluted earnings per share excluding securities gains (50%), level of total criticized assets (20%), non-interest income excluding securities gains (10%), average core client deposits (10%) and operating profit (excluding securities gains) as a percent of average risk weighted assets (10%). The Committee selected diluted earnings per share as the appropriate earnings measure whereas the Company had previously used NIAC. Each metric will contribute to bonus pool funding independently. The 2012 operating plan requires stronger performance to achieve budgeted levels, and performance at that 2012 operating plan level will result in funding of the 2012 bonus pool at 85% of target (compared to 70% for 2011). In addition, if the EPS metric does not reach the “superior” performance level, then each of the remaining metrics may not fund at a level above 125%.

The 2012 metrics were established to motivate and reward performance aligned with the Company’s strategic objectives and long-term focus. As part of the semi-annual compensation risk reviews we performed during 2011, we conducted a comprehensive analysis of the plan metrics and a detailed assessment of the employee behaviors incented by such metrics. Based on these reviews, we incorporated changes to more closely align our employees’ behaviors with those desired under our strategic priorities and ensure that bonus funding levels at different levels of corporate performance are appropriate.

The portion of the corporate-wide bonus pool allocable to participating executive officers for 2012 will depend in part on the executive group’s achievement against certain objectives established by the Board that are intended to promote long-term strategic focus. As contemplated by the Compensation Committee, the aggregate bonus pool for executive officers who are eligible to participate in that plan is to be based half on the Company-wide pool funding percentage and half on the Committee’s assessment of progress on the strategic priorities of diversifying our client deposit and loan portfolios (to help decrease the concentration of larger deposits and larger credit relationships) and optimizing capital utilizations as well as financial and share price performance relative to peers. The allocation of this executive officer bonus pool to individual eligible executive officers will be determined on the basis of evaluations of individual, and in certain cases, business unit performance. For the CEO and the two other named executive officers who are not eligible to participate in the 2012 annual bonus plan due to TARP restrictions (Messrs. Richman, Killips and Lubin), it is anticipated that their 2012 discretionary TARP incentive awards payable in restricted stock will be determined by the Committee taking into account, among other considerations, the same performance criteria as for other executive officers.

Long-Term Incentives. Consistent with our executive compensation philosophy, we have an annual broad-based equity program to provide a long-term incentive to our employees to build shareholder return and enhance retention. Similar to 2011 and as applicable to eligible employees Company-wide, for 2012, one-half of the long-term award value to our named executive officers consisted of stock options, and one-half consisted of shares of restricted stock, both of which vest in three equal installments on the first, second and third anniversaries of March 1, 2012, subject to any changes due to TARP restrictions.

For 2012, management provided the Committee with recommendations for the aggregate size of the long-term incentive program, consisting of a portion to be allocated among the executive officers and a portion to be allocated among all other eligible participants. This recommendation was based on many factors, including, among others, share utilization and availability under our current equity plan, equity burn rate forecasts, peer compensation reviews and expense to the Company. Consistent with management’s recommendations, the aggregate cost of the 2012 long-term awards was less than the 2011 long-term awards. Subject to these limitations, in consideration of Mr. Richman’s recommendations to the Committee and in evaluation of internal pay equity and competitive pay data, the Committee approved awards to Mr. Hague in the aggregate amount of $337,500 (consisting of 11,727 shares of restricted stock and 25,338 stock options); and to Mr. Ahrens in the aggregate amount of $200,000 (consisting of 6,949 shares of restricted stock and 15,015 stock options). The exercise price of all such options was $14.39, the closing price of our common stock on February 22, 2012, the grant date. The restricted stock and options vest in three equal installments on the first, second and third anniversary of March 1, 2012. Because of the modifications to their compensation in light of TARP restrictions on incentive compensation, none of Messrs. Richman, Killips or Lubin received an award under the Company’s 2012 long-term equity award program. Under their TARP compensation structures, they will be considered for annual incentive awards (payable in TARP compliant restricted stock) in late 2012 or early 2013 based upon Company and individual performance and other factors determined by the Committee, including the TARP-related compensation paid during 2012.

Additional Information Relating to Executive Compensation

Clawback Policy. Due to our participation in TARP, we are subject to a bonus and incentive compensation recoupment (“clawback”) requirement. As such, we entered into a Senior Officer Letter Agreement and Waiver with our CEO and certain other senior officers in which such officers acknowledged that we may recapture bonus and incentive compensation paid to them if the bonus or incentive compensation proves to have been based on materially inaccurate financial statements or any other materially inaccurate performance metric. In addition, we have received written clawback acknowledgments from our senior executive officers as well as the 20 most highly compensated employees who are not senior executive officers, a group that is also subject to the TARP clawback requirement. Our 2011 Incentive Compensation Plan also contains similar, mandatory clawback provisions.

In addition, the Board has adopted a clawback policy effective March 2012. Under that policy, we can recoup (or, if applicable, not pay) certain bonuses and incentive compensation (whether cash- or equity-based) paid or payable to executive officers if the performance measurement or other criteria upon which such compensation was based is subsequently determined by the Compensation Committee to have been incorrect or incomplete, or where the recipient of such award had engaged in illegal, dishonest, fraudulent or intentional misconduct where such misconduct had a material impact on causing the amount of the award to be larger than it would have been in the absence of such misconduct. In that event, we could withhold or cancel equity or short-term bonuses in such amounts as to cause the recipient to not receive a greater award than he or she would have if the error, incomplete data, or fraudulent or intentional misconduct had not occurred. The clawback rights apply during the three-year period following the date that the respective bonus payment was made or the date that restrictions on restricted shares lapsed or were scheduled to lapse. The amount of the recoupment or cancellation will be determined by the Committee in accordance with any applicable regulatory provisions or, if there are none, then in its reasonable discretion.

Stock Ownership Guidelines. The Company maintains stock ownership guidelines consistent with the Board’s belief that significant stock ownership by our executive officers and directors strengthens the alignment of the executive officers and directors with the interests of our stockholders and promotes our long-term business objectives. Under the guidelines, our non-employee directors, Chief Executive Officer and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of the later of March 31, 2008 (the date the ownership guidelines were adopted) or their election or appointment to a position covered by the ownership guidelines (the “accumulation period”). If the guideline level for a director or executive officer increases by more than 10% due to either a change in title or change in base salary/retainer of more than 10%, the person has five years from that increase to achieve the incremental change in the guideline level. For purposes of the guidelines: (i) shares underlying stock options are not counted until exercised (regardless of whether the option has vested), (ii) unvested performance shares are not counted until the performance criteria have been satisfied and (iii) shares underlying restricted stock awards or restricted stock units that are subject solely to time-based vesting criteria which have not yet vested are counted. To meet the required level, the officer or director must have acquired and must hold shares having a value equal to the applicable level. Until an executive officer or director has reached the applicable level, he or she must retain (and not sell, pledge, assign or otherwise transfer) the net, after-tax shares received upon the exercise of stock options or the vesting and/or delivery of stock awards under the Company’s compensation plans. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Level
Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer

In March 2012, the Committee reviewed compliance with the guidelines by each of our executive officers and non-employee directors. As of March 1, 2012, each of our non-employee directors exceeded the guideline level applicable to them. For our executive officers, each has either already met the guideline applicable to him or her, or, based on the number of years remaining for them to meet the guideline, are reasonably expected to meet it.

Anti-Hedging Policy. None of our executive officers or directors has hedged their ownership positions in the Company’s common stock. Because hedging and monetization transactions may permit an owner of the Company’s securities to retain full ownership and, potentially, voting rights of those securities, but without the full risks and rewards of ownership, during 2012, the Company implemented a policy under which executive officers and directors are prohibited from engaging in any hedging or monetizing transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The policy also strongly discourages all other employees from engaging in such transactions.

Policy Regarding Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductions by public companies for remuneration paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals other than the CEO and Chief Financial Officer who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if, among other things, is paid pursuant to plans approved by stockholders of the Company, such as the Company’s 2011 Incentive Compensation Plan. Generally, it has been the Committee’s practice to structure annual bonuses paid to such officers as performance-based compensation under Section 162(m). For example, in connection with the 2011 annual bonus program, the Committee established performance-based awards under the 2011 Incentive Compensation Plan in order to qualify any bonus earned by the Chief Executive Officer and other executive officers as performance-based compensation under Section 162(m). However, the long-term equity awards and sign-on and make-whole bonuses awarded in connection with the recruitment of Mr. Richman and certain of the named executive officers were not awarded under a stockholder approved plan and will not qualify for the “performance-based” compensation exception.

As a result of our participation in TARP, we are subject to amendments to Section 162(m) which further limit the deductibility of remuneration earned by our senior executive officers. These limits include a reduction of the deductible compensation cap from $1 million to $500,000, elimination of the exception for performance-based compensation and expansion of the group subject to the limitation to specifically include the Chief Financial Officer and any executive who was a senior executive officer during the period in which the Company was subject to TARP restrictions. When considering whether to participate in TARP, the Board of Directors did consider the potential increased after-tax cost of our executive compensation program because of the additional deduction limitation. The Committee does not consider the tax impact of reduced compensation deductions to be a significant factor in its decision-making with respect to the compensation of our executive officers.

Consideration of Results of 2011 Stockholder Advisory Vote on Executive Compensation. As described above, under rules applicable to TARP participants, we are required to submit to our stockholders an advisory vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy for our annual meeting of stockholders. At our 2011 annual meeting held on May 26, 2011, over 84% of votes were cast in support of the proposal, compared to 72% support on the same proposal the prior year. The Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no factor is assigned a quantitative weighting. In addition, during 2011, the Company regularly sought input and feedback from its stockholders on various matters, including executive compensation, during numerous investor meetings throughout the year. Further, the Compensation Committee maintained its focus and commitment to linking executive pay with Company performance against key strategic priorities, while at the same time achieving retention goals and compliance with TARP incentive compensation restrictions. In addition, during 2011, the Committee focused heavily on the alignment of our pay programs with performance assessment methodologies by various constituencies and took into account relative performance compared to peers in determining the annual incentive award payout to our CEO. Although we did not make significant changes to our 2011 executive compensation program in light of the substantial stockholder approval of executive compensation in 2011, the Committee modified the approach for 2012 annual incentive pay for executives by introducing a greater emphasis on performance against long-term strategic goals and performance relative to peers.

Investor Outreach and Resulting Actions. The Company had conversations with certain of its large institutional holders during 2011 to discuss, among other things, the approval by stockholders at that meeting of the PrivateBancorp, Inc. 2011 Incentive Compensation Plan. As a result of certain of those conversations, the Committee adopted a policy that: (1) the 2011 Incentive Compensation Plan will be administered to achieve a three-year average annual unadjusted burn rate (calculated with equal weighting to option shares and full-value share awards) of not more than 2.5%, beginning with the three-year period ending on December 31, 2011 and (2) any performance shares granted pursuant to that plan will have vesting terms of no less than one year. This burn rate consideration was taken into account by the Committee, along with other factors, in connection with its decisions regarding the deferral of a portion of the 2011 annual bonus in restricted stock and the size of equity grants during 2012, including those granted as part of the 2012 long-term incentive program.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s proxy statement in connection with the Company’s 2012 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

Narrative Concerning Compensation Plan Risk and Earnings Manipulation

During May and December 2011 the Committee undertook a review of excessive risk and earnings manipulation potential posed by all employee compensation plans, a process that is required by TARP regulations to be done on a semi-annual basis. The Company’s Chief Risk Officer coordinated this effort and involved a cross-disciplinary team including representatives from the Company’s finance, risk management, human resources, legal and compliance functions. The review process began with a full inventory of our current compensation plans, as defined by the TARP regulations. Business leaders from operating units helped confirm an inventory of existing compensation plans and, if necessary, provided additional information about the nature of the plans and related business unit’s risk management practices.

In connection with their semi-annual risk reviews in 2011, the Committee and the Company’s senior risk officer confirmed that certain of our compensation arrangements, including contractual arrangements with persons who were not senior executive officers, departmental incentive and referral programs providing a de minimis payout, the Company’s KSOP plan and its health, welfare and severance benefit plans, were either not covered by the TARP requirements or were not expected to expose the Company to unnecessary or excessive risk or provide the opportunity for earnings manipulation.

For the other compensation plans, the plan design was evaluated to assess the extent to which the payout structure (including typical and aggregate payments) and other design features might, by themselves, be seen to encourage (or not discourage) excessive business risk. Particular focus was given to new plans and existing plans that had changed since the last risk review. This qualitative evaluation determined the “inherent” risk associated with the plan. Management and the Committee then evaluated the applicable business unit’s and the Company’s governance practices with respect to such plans to determine the degree to which current governance practices mitigate the inherent risk associated with such compensation plans. The residual risk, a reflection of the degree to which inherent risk is mitigated by governance or business practices, in combination with an assessment of the overall financial significance of the plan to the Company and participants, was the final means used to determine the extent to which an incentive plan may encourage excessive risk taking for purposes of this review.

A parallel analysis considered the possibility of earnings manipulation to enhance the compensation of any employee. For this review, the Committee and the Company’s chief risk officer identified the roles most likely to provide an opportunity to manipulate earnings (the CEO, direct reports to the CEO and business unit leadership) and then conducted a detailed review of their current incentive plans as well as any other employee plan providing for material payouts. These plans were reviewed relative to a separate set of design criteria to determine whether each plan encourages earnings manipulation.

As part of the December 2011 risk and earnings manipulation review, the Company, the chief risk officer and the designated TARP officer spent significant time and attention on the risks and mitigating factors related to the Company’s 2011 annual bonus program due to the size of that program’s aggregate bonus pool and the related financial impact on the Company. The review of that program was also intended to assist the Committee and the Company with the design and analysis of the 2012 annual bonus program. The review of that program included stress-testing of various metrics in an effort to determine plan design risks that are not apparent from the basic design of the plan and whether other factors, including Committee discretion and other governance controls, mitigated such risks.

As part of the excessive risk and earnings manipulation reviews, the Committee, in consultation with the Chief Risk Officer, determined that the residual risk of the Company’s compensation plans did not pose unnecessary or excessive risks that threaten the value of the Company. Likewise, the earnings manipulation review findings showed that the compensation plans do not encourage manipulation of reported earnings to enhance the compensation of any employee.

The primary factors that led to these conclusions were:

•	the use of multiple and balanced performance metrics in the Company’s primary incentive plan, its annual bonus plan;

•	the weightings of various metrics within the annual bonus plan limit the impact any one metric may have upon the overall bonus pool funding;

•	the use of bonus clawbacks, as required by TARP, and equity as a means to decrease the incentive for risk-taking;

•	independent and transparent processes, including credit review and loan approval, which mitigate the ability to manipulate financial results or metrics that influence compensation;

•	centralized review and approval of new material plans and increased plan formality and uniformity;

•

active Committee oversight of material compensation plans, including Committee discretion to establish the bonus pool size of the annual bonus plan at a level below the size that the performance metrics results would support;

•	oversight responsibilities regarding, among other things, metric calculations, validation of payments and credit ratings, are not centralized in one department; and

•	independent TARP audits.

The Committee will conduct a similar review of all of our compensation plans on a semi-annual basis as required by TARP.

TARP Certification

The Compensation Committee certifies that:

1.	It has reviewed with the Company’s chief risk officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the Company’s chief risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Compensation Committee

Edward W. Rabin (Chair)

Cheryl Mayberry McKissack

James B. Nicholson

Collin Roche

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31, 2011, 2010 and 2009, for the Company’s “Principal Executive Officer,” the Company’s current “Principal Financial Officer,” and for the next three most highly compensated executive officers during 2011. We refer to these five individuals as our “named executive officers” throughout this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Larry D. Richman President and CEO (Principal Executive Officer)	2011 2010 2009	2,222,500 785,000 785,000	(4)	— — —		— 1,180,725 —	— — —	— 588,750 —	(5)	— — —	106,455 122,325 98,991	(6)	2,328,955 2,676,800 883,991
Kevin M. Killips Chief Financial Officer (Principal Financial Officer) (7)	2011 2010 2009	441,667 542,500 339,564	(8)	— — 50,000		364,999 — 750,021	169,374 — 242,627	420,000 — —	(9)	— — —	18,738 18,427 15,579	(10)	1,414,778 560,927 1,397,791
Bruce R. Hague President, National Banking	2011 2010 2009	997,500 435,000 435,000	(4)	— 10,000 —	(11)	— 393,575 —	— — —	— 315,000 —	(5)	— — —	54,651 27,312 42,231	(10)	1,052,151 1,180,887 477,231
Bruce S. Lubin President, Illinois Commercial Banking	2011 2010 2009	416,667 397,500 385,000		— — —		252,500 393,575 —	159,411 — —	425,000 277,500 —	(9)	— — —	40,193 53,536 34,178	(10)	1,293,771 1,122,111 419,178
C. Brant Ahrens President, Personal Client Services (12)	2011	333,333		—		177,494	119,563	213,750	(5)	—	28,252	(10)	872,392

(1)	For 2011, amounts represent the value of time-vested restricted stock grants during the year computed in accordance with FASB ASC Topic 718. For Messrs. Richman, Hague and Lubin in 2010, the amounts shown represent the values of the January 2010 modification of 2007 restricted stock grants from performance-vested awards to time-vested awards as discussed in our 2011 Proxy Statement. The amounts for Mr. Killips in 2009 represents the value of time-vested restricted stock awards granted to him during 2009 at grant date fair value computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2011 Annual Report on Form 10-K.
(2)	Amounts represent the value of time-vested stock options granted during 2011 and 2009 computed in accordance with FASB ASC Topic 718. As discussed in the Compensation Discussion and Analysis under “The Elements of Our Compensation Program – TARP-Related Restructurings of Certain Previously Granted Equity Awards,” the vesting of stock options granted in 2011 to Messrs. Killips and Lubin was accelerated in 2011 as a result of TARP restrictions becoming applicable to each executive in 2012. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2011 Annual Report on Form 10-K.
(3)	The named executive officers who participate in the Deferred Compensation Plan did not earn interest at a rate exceeding 120% of the Applicable Federal Rate.
(4)	The 2011 amount for Mr. Richman includes: (a) temporary fixed cash compensation of $650,000, and (b) salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 36,238 fully-vested shares of stock, and partly as $242,123 in cash, which is equal to the tax withholding amount. The 2011 amount for Mr. Hague includes: (a) temporary fixed cash compensation of $275,000, and (b) salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 17,624 fully-vested shares of stock, and partly as $76,633 in cash, which is equal to the tax withholding amount. The salary stock granted to Messrs. Richman and Hague is not transferrable for two years from the grant date except in limited circumstances.
(5)	Because Messrs. Richman and Hague could not receive an annual bonus for 2011 due to TARP restrictions, all of the incentive compensation awarded to them for 2011 was granted as time-vested restricted stock. A portion of the annual bonus awarded to Mr. Ahrens for 2011 was granted as time-vested restricted stock. Because such grants were made in February 2012, they do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2011. The value of such restricted stock grants for 2011 performance were: Mr. Richman – $300,000, Mr. Hague – $300,000 and Mr. Ahrens – $71,250. Messrs. Richman and Hague were subject to TARP-related restrictions on incentive compensation awards in 2011 and their stock awards qualified as TARP-compliant restricted stock under applicable TARP regulations.
(6)	In addition to amounts attributable to a club membership allowance and dues totaling $25,730, matching contributions to the Company’s 401(k) plan and parking benefits, this amount also includes the $69,907 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This amount represents approximately 75% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties, plus maintenance, operating and insurance costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.
(7)	Mr. Killips was hired in February 2009 and became Chief Financial Officer effective March 3, 2009.

(8)	The 2010 amount for Mr. Killips includes an award of salary stock in the aggregate amount of $125,000, which amount was paid partly in the form of 7,053 shares of fully-vested shares of stock, and partly as $36,969 in cash, which is equal to the tax withholding amount. The salary stock is not transferable for two years from the grant date except in limited circumstances.
(9)	Because Mr. Killips could not receive an annual bonus for 2010 due to TARP restrictions, all of the incentive compensation awarded to him for 2010 was granted as time-vested restricted stock. A portion of the annual bonus awarded to Mr. Lubin for 2010 was granted as time-vested restricted stock. Because such grants were made in March 2011, they appear in the total for “Stock Awards” for 2011. The value of such stock grants for 2010 performance were: Mr. Killips – $194,997 and Mr. Lubin – $92,497. Mr. Killips was subject to TARP-related restrictions on incentive compensation awards in 2010 and his stock award qualified as TARP-compliant restricted stock under applicable TARP regulations.
(10)	For Messrs. Killips, Hague, Lubin and Ahrens, this amount includes club membership allowances and dues, restricted stock dividends (except for Mr. Hague), parking benefits and matching contributions to the Company’s 401(k) plan (except for Mr. Killips). Club membership allowances and dues for 2011 totaled $43,833 for Mr. Hague.
(11)	Represents a one-time cash lump sum payment, as discussed in the 2011 Proxy Statement.
(12)	Mr. Ahrens was not a named executive officer in 2010 or 2009.

Equity Plans

As discussed above under “Compensation Discussion & Analysis,” equity grants were made during 2011 as part of (1) salary stock payments, (2) 2011 long-term equity awards, (3) the deferral of a portion of 2010 annual equity awards to executive officers and other management employees and (4) TARP-compliant incentives. Certain of these awards were made under our former 2007 Long-Term Incentive Compensation Plan. However, on May 26, 2011, our stockholders approved the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “2011 Plan”), which replaced the former plan. Awards made under the former plan will continue to be governed by that plans’ features but, because the terms of the 2011 Plan govern all of our grants made on or after the 2011 Plan’s effective date, the material features of that plan are relevant to the Company’s executive compensation programs. A summary of the key features of the 2011 Plan, as well as limitations on certain types of awards, repricings and vesting schedules is set forth below, subject to the actual terms of the 2011 Plan.

•

Limit on Shares Available under the 2011 Plan. As of March 30, 2012, approximately 3.45 million shares were available for future grant under the 2011 Plan, of which no more than approximately 2.0 million remain available for issuance as restricted stock or restricted stock units. The number of shares that remain available for future grants also includes an indeterminate number of shares that may become available for re-issuance due to the recycling provisions under the 2011 Plan. To the extent shares of common stock subject to an outstanding grant under the 2011 Plan, or the 2007 Long-Term Incentive Plan are not issued or are cancelled by reason of the failure to earn the shares issuable under, or the forfeiture, termination, cancellation or expiration of such award, then such shares shall, to the extent of the forfeiture, cancellation or expiration, again be available for grant under the 2011 Plan.

•

Limit on Shares Issuable as “Full-Value” Awards. The 2011 Plan limits the number of shares which may be issued as “full-value” awards, which are equity awards other than stock options and stock appreciation rights. Under the 2011 Plan, up to 2.7 million shares may be issued as full-value awards. To the extent full-value awards are issued in excess of this limit, such excess full-value awards will reduce the aggregate shares available for issuance on a two-to-one basis. As of March 30, 2012, approximately 745,000 net full value awards have been issued.

•

Alternative Award Types. The 2011 Plan allows for the issuance of a wide variety of award types including stock options, stock appreciation rights, performance shares, dividend or equivalent rights, stock awards, restricted share or unit awards, cash awards or other awards.

•	No Liberal Share Counting Provisions. Shares surrendered or withheld as payment of either the exercise price or of withholding taxes will not be available for issuance under the 2011 Plan. In addition, the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares which may be issued under the 2011 Plan.

•

Minimum Vesting Period. No more than 270,000 shares of common stock may be issued with respect to awards which at the date of grant are scheduled to vest fully prior to three years from the date of grant, unless there is imposed a mandatory holding period of at least three years after the grant date. This limitation will not apply to stock options, stock appreciation rights, performance-based awards or deferred compensation stock or unit purchases. While the Committee retains discretion regarding future awards, our current form of Option Award Agreement, as filed with the Securities and Exchange Commission, indicates that options vest in three annual installments.

•

No Discount Stock Options or Stock Appreciation Rights. The 2011 Plan prohibits the grant of stock options or stock appreciation rights with an exercise price less than the fair market value of our stock on the date of grant. Fair market value is the closing price of our stock on the date of grant. Once issued, the exercise price may not be reduced, nor may any stock option granted under the Plan be surrendered to the Company as consideration for a new stock option with a lower exercise price without stockholder approval.

•	No Repricing of Stock Options or Stock Appreciation Rights. The 2011 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

•	No Dividend Equivalents Paid on Unvested Performance Awards. The 2011 Plan prohibits payment of dividends or dividend equivalents on performance-based awards until those awards are vested.

•

No Automatic Vesting on Change of Control. In the event of a Change of Control of the Company and except if otherwise provided by the Committee in an award agreement, to the extent that outstanding awards under the 2011 Plan are assumed or replaced with a replacement award of equal of greater value with no less favorable terms, such awards will not vest automatically, but will instead remain outstanding and continue to be governed by their terms. However, if within two years following a Change of Control, a participant is involuntarily terminated other than for cause, then upon such termination the awards will become fully vested. If the Committee determines that existing awards are not appropriately assumed or are not appropriately replaced in connection with a Change of Control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a Change of Control, each stock option and SAR then outstanding shall become fully vested and exercisable, all restrictions on restricted shares will lapse and all restricted stock units will become fully-vested, and any performance-based awards shall be deemed earned and shall be paid at target or, if greater, the amount earned based upon performance through the effective date of the Change of Control.

•

Clawbacks and Other Protective Provisions. The 2011 Plan includes mandatory claw-back provisions to enable the Company to comply with applicable law and authorizes the Committee to include additional clawback, holding period, restrictive covenants and other protective provisions in the terms of any award. For additional information regarding our clawbacks, see “Compensation Discussion & Analysis-Additional Information Relating to Executive Compensation—Clawback Policy” above.

Plan-Based Award Grants in Last Fiscal Year

The following table shows incentive bonus compensation plan information and awards of restricted stock and stock options made to each named executive officer in 2011 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards, see our Compensation Discussion and Analysis under “The Elements of Our Compensation Program.”

2011 Grants of Plan-Based Awards

Name	Type of Award	Grant Date(5)	Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Larry D. Richman

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

		03/31/11 04/15/11 04/29/11 05/13/11 06/15/11 06/30/11 07/15/11 07/29/11 08/15/11 08/31/11 09/15/11 09/30/11 10/14/11 10/31/11 11/15/11 11/30/11 12/15/11 12/30/11	— — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —	2,668 1,443 1,296 1,322 2,930 1,478 1,508 1,730 2,202 2,297 2,402 2,712 2,251 1,871 2,027 2,124 2,120 1,857		— — — — — — — — — — — — — — — — — —		— — — — — — — — — — — — — — — — — —	40,794 20,390 20,399 20,398 40,786 20,396 20,388 20,397 20,391 20,397 20,393 20,394 20,394 20,394 20,392 20,390 20,394 20,390

Kevin M. Killips	2011 Annual Incentive(3)	03/01/11	160,200	400,500	600,750
	2010 Annual Incentive(4)	03/01/11				13,684		—		—	194,997
	Long-Term Incentive	04/01/11	—	—	—	11,341	(6)	24,547	(6)	14.99	339,376

Bruce R. Hague

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

Salary Stock(2)

		03/31/11 04/15/11 04/29/11 05/13/11 06/15/11 06/30/11 07/15/11 07/29/11 08/15/11 08/31/11 09/15/11 09/30/11 10/14/11 10/31/11 11/15/11 11/30/11 12/15/11 12/30/11	— — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —	1,298 702 630 643 1,424 719 734 841 1,071 1,117 1,168 1,319 1,095 910 986 1,033 1,031 903		— — — — — — — — — — — — — — — — — —		— — — — — — — — — — — — — — — — — —	19,846 9,919 9,916 9,921 19,822 9,922 9,924 9,915 9,917 9,919 9,916 9,919 9,921 9,919 9,919 9,917 9,918 9,915

Bruce S. Lubin	2011 Annual Incentive(3)	03/01/11	151,200	378,000	567,000
	2010 Annual Incentive(4)	03/01/11				6,491	(6)	—		—	92,497
	Long-Term Incentive	04/01/11	—	—	—	10,674	(6)	23,103	(6)	14.99	319,414

C. Brant Ahrens	2011 Annual Incentive(3)	03/01/11	122,400	306,000	459,000
	2010 Annual Incentive(4)	03/01/11				4,035		—		—	57,499
	Long-Term Incentive	04/01/11	—	—	—	8,005		17,328		14.99	239,558

(1)	Reflects potential aggregate bonus pool funding at threshold, target and maximum and assumes like percentage payouts to named executive officers. “Threshold” does not denote a minimum bonus as individual bonuses are not guaranteed regardless of the level of plan funding. For annual incentive awards, threshold payout of 40% of target reflects the Company meeting the minimum standard for all five financial goals, while the maximum payout of 150% of target represents achieving maximum performance on all five goals.

(2)	Shares of salary stock were granted to Messrs. Richman and Hague under separate Salary Stock Award Agreements, each dated March 31, 2011. The award to Mr. Richman consisted of salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 36,238 fully-vested shares of stock, and partly as $242,123 in cash, which is equal to the tax withholding amount. The award to Mr. Hague consisted of salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 17,624 fully-vested shares of stock, and partly as $76,633 in cash, which is equal to the tax withholding amount. Shares were issued for each semi-monthly pay period commencing March 31, 2011 through December 31, 2011. Such shares were vested upon grant but may not be sold until the second anniversary of the applicable grant date, except in the case of death, permanent disability or change-of-control. Such shares are not taken into account as “base salary” or “bonus” for purposes of salary- or bonus-based benefits under any Company benefit plan or agreement.
(3)	A total of 75% of the 2011 annual incentive award was paid in cash in early 2012. The remaining 25% was paid in early 2012 in time-vested restricted stock which will be reflected in the “All Other Stock Awards” column in our 2013 Proxy Statement.
(4)	75% of the 2010 annual incentive award (which was discussed in our 2011 Proxy Statement) was paid in cash. The remaining 25% of that award was paid in early 2011 in time-vested restricted stock which is reflected in the “All Other Stock Awards” column above.
(5)	The Compensation Committee approved the aggregate amount of salary stock awards to Messrs. Richman and Hague on February 23, 2011, directing that the awards be made on each semi-monthly pay period commencing as soon as practicable after approval through December 31, 2011. Also on February 23, 2011, the Compensation Committee approved the grants (effective March 1, 2011) of time-vested restricted stock representing the 25% of the 2010 annual incentive bonus, as well as approving the 2011 annual bonus plan, for which the estimated future payout amounts were based on the executives’ base salaries effective March 1, 2011. On March 16, 2011, the Committee approved the grants (effective April 1, 2011) of the restricted stock and stock options comprising the 2011 Long-Term Incentive award.
(6)	As discussed in the Compensation Discussion and Analysis under “The Elements of our Compensation Program – TARP-Related Restructurings of Certain Previously Granted Equity Awards,” the vesting of these stock options granted in 2011 to Messrs. Killips and Lubin was accelerated so that 100% of these options vested on December 29, 2011 as a result of TARP restrictions becoming applicable to each of them in 2012. In addition, the first vesting tranche of the three-year vesting restricted stock was deferred so that they vest two-thirds on the second anniversary of grant and one-third on the third anniversary.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.

Outstanding Equity Awards as of December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)		Market Value of Shares or Units of Stock that have not Vested ($)(2)
Larry D. Richman	150,000	84,375	(3)	26.10	11/01/17	82,500	(4)	905,850
Kevin M. Killips	21,320	21,321	(5)	14.30	02/10/19	8,742	(6)	95,987
	24,547	—		14.99	04/01/21	11,341	(7)	124,524
	—	—		—	—	13,684	(8)	150,250
Bruce R. Hague	50,000	28,125	(3)	26.10	11/01/17	27,500	(4)	301,950
Bruce S. Lubin	50,000	28,125	(3)	26.10	11/01/17	15,000	(4)	164,700
	23,103	—		14.99	04/01/21	10,674	(9)	117,201
	—	—		—	—	6,491	(10)	71,271
C. Brant Ahrens	25,000	14,062	(3)	26.10	11/01/17	7,500	(4)	82,350
	—	17,328		14.99	04/01/21	8,005	(11)	87,895
	—	—		—	—	4,035	(12)	44,304

(1)	Holders of unvested stock awards receive dividends paid by the Company and have voting rights as if the underlying shares were beneficially owned by the holder; provided that dividends related to certain restricted shares of Messrs. Richman, Hague, Lubin and Ahrens will be paid at the time the underlying shares vest.
(2)	Value of shares represented by outstanding stock awards based on the closing price of our common stock on December 30, 2011 (the last trading day in 2011) of $10.98.
(3)	The balance of the stock options will vest in 2012.
(4)	The remaining unvested shares will vest in 2012.
(5)	The options vest in two equal installments on February 10, 2012 and 2013.
(6)	The remaining unvested shares will vest in two equal installments on February 10, 2012 and 2013.
(7)	The vesting date for these shares are as follows: April 1, 2013 – 7,561; and April 1, 2014 – 3,780.
(8)	The vesting date for these shares are as follows: March 1, 2013 – 9,123; and March 1, 2014 – 4,561.
(9)	The vesting date for these shares are as follows: April 1, 2013 – 7,116; and April 1, 2014 – 3,558.
(10)	The vesting date for these shares are as follows: March 1, 2013 – 4,327; and March 1, 2014 – 2,164.
(11)	The vesting date for these shares are as follows: April 1, 2012 – 2,668; April 1, 2013 – 2,668; and April 1, 2014 – 2,669.
(12)	The vesting date for these shares are as follows: March 1, 2012 – 1,345; March 1, 2013 – 1,345; and March 1, 2014 – 1,345.

2011 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each named executive officer in 2011 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Larry D. Richman	—	—	36,238	(2)	407,877
Kevin M. Killips	—	—	16,027		245,213
Bruce R. Hague	—	—	17,624	(2)	198,367
Bruce S. Lubin	—	—	12,500		137,250
C. Brant Ahrens	—	—	6,250		68,625

(1)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2011. The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.
(2)	Includes shares issued in connection with an award of salary stock in the aggregate amount of $650,000 (for Mr. Richman) and $275,000 (for Mr. Hague), which amounts were paid partly in the form of 36,238 fully-vested shares of stock, and partly as $242,123 in cash, which is equal to the tax withholding amount (for Mr. Richman) and 17,624 fully-vested shares of stock, and $76,633 in cash, which is equal to the tax withholding amount (for Mr. Hague).

2011 Nonqualified Deferred Compensation

Our named executive officers and members of the Boards of Directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Under the Deferred Compensation Plan, named executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts (other than awards granted under any equity compensation plan). Directors may elect to defer up to 100% of annual retainer and, if applicable, meeting fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect. Payment is made in a lump sum or annual installments up to 10 years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The average interest crediting rate during 2011 was 3.25%. The balances of the participants’

accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2011 and the aggregate balance of the accounts as of December 31, 2011. Similar information relating to our non-employee directors can be found in the Director Compensation Table. The table also includes deferred 2010 bonus amounts due to Messrs. Richman and Hague. Although Messrs. Richman and Hague were not subject to TARP bonus restrictions in 2010, and could therefore earn a bonus for 2010, they were among the Company’s five most highly compensated employees for 2011 and therefore, payment of the bonuses was restricted by TARP rules. In order to comply with applicable TARP restrictions on payment, the bonus awards will not be distributed until permitted by TARP rules. Such amounts are held in rabbi trusts established by the Company and do not earn interest.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Larry D. Richman(4)	—	588,750	—	—	588,750
Kevin M. Killips	—	—	—	—	—
Bruce R. Hague(4)	21,675	315,000	(2,979)	—	348,806
Bruce S. Lubin(4)	34,708	—	2,037	—	77,131
C. Brant Ahrens(4)	—	—	(5,578)	—	18,294

(1)	Executive contributions for the last fiscal year represent a portion of the salary earned in 2011.
(2)	Company contributions represent 2010 bonuses whose payment is required to be deferred under TARP rules.
(3)	Includes change in value of deferred stock unit investments during the year.
(4)	Contributions are set forth in the Summary Compensation Table above. Earnings are not included in the Summary Compensation Table; see footnote 3 to the Summary Compensation Table. Of the aggregate balance at the end of 2011, the entire amounts were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year, net of total withdrawals and earnings credited. For Mr. Ahrens, his aggregate balance at the end of 2011 includes contributions and earnings relating to periods for which he was not a named executive officer.

Potential Payments Upon Termination or Change in Control

Our employment agreements with Messrs. Richman, Killips, Hague, Lubin and Ahrens were entered into prior to our participation in TARP. Each executive has separately agreed that his or her agreement would be deemed modified to the extent required to comply with TARP. In the absence of TARP rules, the agreements provide as follows:

General Provisions	• Title, duties and responsibilities

Compensation Provisions	• Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

• Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

• Inducement equity grants

Severance Protection

•      Triggered in event of involuntary termination without cause or voluntary resignation for good reason, generally triggered by an uncured breach of the agreement by the Company or a requirement that the executive relocate

•      Severance benefits based on 100% to 150% of base salary plus the average annual bonus for the prior three years (or such lesser number of years that executive has been employed); plus a pro rata bonus for the year of termination based on the prior year’s bonus; subsidized health insurance coverage for 12 to 18 months; and partial or full vesting of inducement or special equity awards

Change in Control Protection	• Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control

•      Severance benefits equal to 150% to 300% of the sum of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination, subsidized health insurance coverage for 18 to 36 months and outplacement assistance

•      Full golden parachute excise tax gross-up if payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances)

Confidentiality and Restrictive Covenants	• Obligated to not disclose or misuse confidential information

• Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter

• Precluded from soliciting employees to terminate their employment with the Company

• Precluded from joining a competing financial institution while employed or for one year thereafter

• Breach of non-competition provision results in forfeiture of inducement equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding date of termination

• Breach of other commitments subjects executive to suit for injunctive relief and damages

The following discussion looks at each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Hague, Lubin or Ahrens or their beneficiaries as a result.

The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2011 and that the value of a share of our stock on that day was $10.98, the closing price on December 30, 2011, the last trading day of 2011.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and are exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

TARP Restrictions. As described above under “Compensation Discussion and Analysis—TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action,” as a participant in TARP, we are subject to various standards for executive compensation and corporate governance established, including prohibitions on:

•

severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits; and

•	tax gross-up payments to senior executive officers and the 20 most highly compensated employees who are not senior executive officers.

In the tables set forth below, we have provided information on incremental benefits accruing under various termination scenarios, taking into consideration the TARP restrictions. However, we have also provided information, in the form of additional tables or footnote disclosures, of what such benefits would be without regard to the TARP limitations.

Voluntary Resignation; Retirement. We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.

A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards. None of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2011.

Discharge for Cause. We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.

Death or Disability. We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches age 67. The amount of the payments, assuming disability occurred on December 31, 2011, is set forth in the table below. Benefits resulting from death or disability are not restricted by TARP limitations.

	Disability Benefits(1)
Name	Monthly Amount ($)	Months of Coverage (#)	Total Payments ($)
Larry D. Richman	20,000	90	1,800,000
Kevin M. Killips	20,000	115	2,300,000
Bruce R. Hague	20,000	120	2,400,000
Bruce S. Lubin	20,000	105	2,100,000
C. Brant Ahrens	17,000	309	5,253,000

(1)	Disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company.

In addition, in the event of death or disability, the following accelerated vesting terms apply to named executive officer equity awards granted prior to December 31, 2011: (a) all equity awards granted to Mr. Richman vest immediately, (b) time-vested stock options granted to Messrs. Hague, Lubin and Ahrens on their 2007 hiring vest immediately or provide, in some instances, for certain minimum vesting amounts, (c) restricted shares granted to Mr. Killips vest immediately (except for certain shares that do not vest in the event of disability), (d) restricted shares granted to Messrs. Hague, Lubin and Ahrens on their 2007 hiring provide, in some instances, for certain minimum vesting amounts, and (e) restricted shares granted to Messrs. Lubin and Ahrens in 2011 vest immediately.

The following table reflects the value of accelerated equity awards as of December 31, 2011 assuming death.

	Restricted Stock Awards		Options
Name	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)
Larry D. Richman	82,500	905,850	84,375	—
Kevin M. Killips	33,767	370,762	—	—
Bruce R. Hague	—	—	25,000	—
Bruce S. Lubin	17,165	188,472	25,000	—
C. Brant Ahrens	12,040	132,199	12,550	—

(1)	Total number of unvested restricted shares that would become immediately vested upon death as of December 31, 2011. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2011” table.
(2)	Represents the value of shares based on the closing price of our common stock on December 30, 2011 (the last trading day of 2011) of $10.98.
(3)	Total number of unvested stock options that would become immediately vested upon death as of December 31, 2011. For additional information on these unvested stock options, see the “Outstanding Equity Awards as of December 31, 2011” table.
(4)	Represents the value of stock options based on the difference between $10.98, the closing price of the stock on December 30, 2011 (the last trading day of 2011), and the exercise price of each stock option.

Discharge Not for Cause; Resignation due to Constructive Discharge. Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location. As noted above, however, the TARP rules prohibit the Company from making any payment to the senior executive officers or the next five most highly compensated employees for departure from the Company, except for payments for services performed or benefits accrued as of the termination date.

The following table summarizes the estimated severance benefits that would have been payable if the executive’s employment terminated involuntarily on December 31, 2011, reflecting the TARP limitations on severance and related benefits discussed above:

Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(2) ($)	Total ($)
Larry D. Richman	—	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—	—
Bruce R. Hague	—	—	—	—	—	—
Bruce S. Lubin	—	—	—	—	—	—
C. Brant Ahrens(1)	39,306	12	471,667	230,000	12,879	714,546

(1)	Mr. Ahrens was not subject to the TARP severance limitations on December 31, 2011. Effective January 1, 2012, he became subject to the restriction on severance.
(2)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by the Company during the salary continuation period.

The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily on December 31, 2011, and the TARP limitations on severance and related benefits did not apply:

	Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(1) ($)	Total ($)
Larry D. Richman	112,188	18	2,019,380	588,750	13,086	2,621,216
Kevin M. Killips	45,208	12	542,500	195,000	4,152	741,652
Bruce R. Hague	56,667	12	680,000	315,000	12,879	1,007,879
Bruce S. Lubin	54,861	12	658,333	370,000	8,724	1,037,057
C. Brant Ahrens	39,306	12	471,667	230,000	12,879	714,546

(1)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.

Outstanding equity awards may also be affected by an involuntary termination without cause or resignation due to constructive discharge. The table below summarizes the incremental vesting that would have occurred on December 31, 2011 due to termination of employment under these circumstances, and the value of such accelerated equity awards. The TARP limitations on severance and related benefits discussed above would prohibit such incremental vesting for the named executive officers (other than Mr. Ahrens) and the information in the table below reflects these limitations.

	Restricted Stock Awards		Options
Name	Number (#)	Value ($)	Number(1) (#)	Value(2) ($)
Larry D. Richman	—	—	—	—
Kevin M. Killips	—	—	—	—
Bruce R. Hague	—	—	—	—
Bruce S. Lubin	—	—	—	—
C. Brant Ahrens(3)	—	—	12,550	—

(1)	For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2011” table.
(2)	Represents the value of stock options based on the difference between $10.98, the closing price of the stock on December 30, 2011 (the last trading day of 2011), and the exercise price of each stock option.
(3)	Mr. Ahrens was not subject to the TARP severance limitations (which prohibit accelerated vesting of equity awards for those in the restricted group) on December 31, 2011. Effective January 1, 2012, he became subject to the restriction on severance.

The following table summarizes information relating to the accelerated vesting of equity awards if the TARP limitations on severance and related benefits did not apply:

	Restricted Stock Awards		Options
Name	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)
Larry D. Richman	82,500	905,850	84,375	—
Kevin M. Killips	—	—	—	—
Bruce R. Hague	—	—	25,000	—
Bruce S. Lubin	—	—	25,000	—
C. Brant Ahrens	—	—	12,550	—

(1)	For Mr. Richman, reflects the total number of unvested restricted shares held as of December 31, 2011. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2011” table.
(2)	Represents the value of shares based on the closing price of our common stock on December 30, 2011 (the last trading day of 2011) of $10.98.

(3)	Reflects for Mr. Richman the total number of unvested stock option awards held as of December 31, 2011 and for the other executive officers (other than Mr. Killips), a portion of the unvested stock options held at December 31, 2011. The vesting of Mr. Killips’ unvested stock option awards does not accelerate upon involuntary termination. For additional information on these unvested options, see the “Outstanding Equity Awards as of December 31, 2011” table.
(4)	Represents the value of stock options based on the difference between $10.98, the closing price of the stock on December 30, 2011 (the last trading day of 2011), and the exercise price of each stock option.

Change in Control. We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will occur if a person or group acquires more than 30% (in the case of our employment agreements and the inducement and special equity awards) or 20% (in the case of equity awards granted under prior plans) of our voting stock, there is an unwelcome change in a majority of the members of our Board of Directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board. A change in control will also occur if our stockholders approve our dissolution, we sell or transfer more than 50% of the voting stock of the Bank or we sell all of the Bank’s assets to an entity other than one of our subsidiaries.

The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon or within six months before or two years after a change in control. The change in control coupled with the involuntary termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur. If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman, two years’ pay for Messrs. Killips, Hague and Lubin and eighteen months’ pay for Mr. Ahrens, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the prior year’s bonus or, if greater, the average of the past three years’ bonuses (or such fewer number of years that executive has been employed). In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination based on the prior year’s bonus amount.

The employment agreements also provide for a tax gross-up payment should the payments to the executive exceed the threshold for payments subject to the excise tax on golden parachutes by more than 10%; if the payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to a tax gross-up payment in all circumstances in which the change in control-related payments exceed the applicable threshold).

In addition, all unvested equity awards granted to the named executive officers under our equity plans in effect prior to the adoption of our 2011 Incentive Compensation Plan vest in full upon a change in control, whether or not the executive’s employment terminates. All unvested equity awards granted to the named executive officers under the 2011 Plan vest in full upon a change in control unless the recipient receives a replacement award of equal or greater value. If the recipient receives such a replacement award and his or her employment is terminated other than for cause within two years of the change in control, then, upon such termination, the replacement award will vest in full. However, there were no unvested awards made under our 2011 Plan to the named executive officers that were outstanding on December 31, 2011.

The table below summarizes the incremental amounts that the named executive officers would have been entitled to receive if a change in control occurred and the named executive officer’s employment terminated on December 31, 2011. Except with respect to Mr. Ahrens, who was not subject to the TARP limitations on severance and related benefits in 2011, the information in the table below reflects these TARP limitations. Effective January 1, 2012, Mr. Ahrens became subject to the TARP limitation on severance and related benefits.

	Severance Payments			Equity Awards
Name	Cash Lump Sum ($)	Tax Gross-Up Payment ($)	Total Severance Payments ($)	Options		Restricted Shares		Other Benefits(5) ($)	Total Value ($)
				Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)
Larry D. Richman	—	—	—	—	—	—	—	—	—
Kevin M. Killips	—	—	—	—	—	—	—	—	—
Bruce R. Hague	—	—	—	—	—	—	—	—	—
Bruce S. Lubin	—	—	—	—	—	—	—	—	—
C. Brant Ahrens	1,085,000	—	1,085,000	31,391	—	19,540	214,549	44,319	1,343,868

(1)	Total number of unvested options as of December 31, 2011 that would become immediately vested upon a change in control.
(2)	Represents the value of stock options based on the difference between $10.98, the closing stock price on December 30, 2011 (the last trading day of 2011), and the exercise price of each stock option.
(3)	Total number of unvested restricted shares as of December 31, 2011 that would become immediately vested upon a change in control.
(4)	Represents the value of shares based on $10.98, the closing stock price on December 30, 2011 (the last trading day of 2011).
(5)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance.

The following table summarizes the change-in-control related benefits for the named executive officers without regard to the TARP limitations on severance and related benefits or the TARP limitations on tax gross-up payments. We have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2011.

	Severance Payments			Equity Awards
	Cash Lump Sum ($)	Tax Gross-Up Payment ($)	Total Severance Payments ($)	Options		Restricted Shares		Other Benefits(5) ($)	Total Value ($)
Name				Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)
Larry D. Richman	5,205,000	1,970,172	7,175,172	84,375	—	82,500	905,850	56,172	8,137,194
Kevin M. Killips	1,475,000	—	1,475,000	21,321	—	33,767	370,762	33,304	1,879,066
Bruce R. Hague	1,845,000	—	1,845,000	28,125	—	27,500	301,950	50,758	2,197,708
Bruce S. Lubin	1,950,000	—	1,950,000	28,125	—	32,165	353,172	42,448	2,345,620
C. Brant Ahrens	1,085,000	—	1,085,000	31,391	—	19,540	214,549	44,319	1,343,868

(1)	Total number of unvested stock options as of December 31, 2011 that would become immediately vested upon a change in control.
(2)	Represents the value of stock options based on the difference between $10.98, the closing stock price on December 30, 2011 (the last trading day of 2011), and the exercise price of each stock option.
(3)	The total number of unvested restricted shares as of December 31, 2011 that would become immediately vested upon a change in control.
(4)	Represents the value of shares based on $10.98, the closing stock price on December 30, 2011 (the last trading day of 2011).
(5)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreements for each executive officer provide that the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, 24 months in the case of Messrs. Killips, Hague and Lubin and 18 months for Mr. Ahrens. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation

Messrs. Rabin, Nicholson and Roche and Ms. McKissack each currently serve on the Compensation Committee of the Board of Directors of the Company. Certain of these individuals and/or entities affiliated with them has engaged in certain transactions as clients of our Bank, in the ordinary course of the Bank’s business, including borrowings, during the last year, all of which borrowings are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, each of Mr. Mandell (for the portion of 2011 during which he was an employee of the Company, see “Director Compensation – Mr. Mandell’s Arrangement” below for more information) and Mr. Richman participate in meetings of the Compensation Committee but are not present during deliberations affecting their own compensation.

DIRECTOR COMPENSATION

We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. Mr. Mandell, who retired as an executive of the Company effective May 31, 2011, continues to serve on the Board and became eligible to be paid as a non-employee director following his retirement. Mr. Bobins, who serves as a director of the Company and non-executive Chairman of the Bank, receives additional compensation pursuant to the terms of his agreement with the Company and the Bank, which is summarized below.

The annual compensation of the non-employee members of the Board of Directors typically is set in May of each year. In May 2011, the Compensation Committee engaged Pearl Meyer & Partners, its independent compensation consultant, to advise the Committee and prepare a review of director compensation of our peer group which included a review of the mix of compensation between cash and equity. Based on this analysis, the Compensation Committee and the Board of Directors determined to keep non-employee director compensation unchanged from 2010 levels. Cash compensation for the non-employee members of the Company’s Board of Directors presently consists of an annual retainer of $50,000 plus, as applicable: an annual retainer for the non-executive Chairman of $50,000; an annual retainer for the non-executive Chairman of The PrivateBank and Trust Company of $500,000 (as discussed below under “-Mr. Bobins’ Compensation”); an annual retainer for the Chair of the Audit Committee of $10,000 and an annual retainer for each of the Chairs of the Compensation, Business Risk and Corporate Governance Committees of $7,000.

Each non-employee member of the Company’s Board of Directors also received a $50,000 annual equity award of restricted stock units (except as noted in the table below with respect to Mr. Roche). The restricted stock units granted in May 2011 vest in equal monthly installments and will be fully vested on the date of the 2012 annual meeting of stockholders.

All directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or DSUs, which are payable in stock when the units are distributed from the plan.

Each of the directors of the Company also is a director of the Bank. Non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. The following table sets forth information regarding the compensation of the Company’s non-employee directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)
Norman R. Bobins(6)	550,000	50,006	—	—	85,514	(7)	685,520
Robert F. Coleman	60,000	50,006	—	—	414		110,420
James M. Guyette	100,000	50,006	—	—	414		150,420
Ralph B. Mandell(8)	450,833	50,006	—	—	38,616	(9)	539,455
Cheryl Mayberry McKissack	57,000	50,006	—	—	414		107,420
James B. Nicholson	50,000	50,006	—	—	360		100,366
Edward W. Rabin	57,000	50,006	—	—	414		107,420
Collin E. Roche(10)	100,000	—	—	—	—		100,000
William R. Rybak	57,000	50,006	—	—	414		107,420
Alejandro Silva	50,000	50,006	—	—	414		100,420

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	The stock award is represented by 3,621 restricted stock units for each director other than Mr. Roche. As of December 31, 2011, 2,112 units have vested and the remaining 1,509 units will vest in equal monthly installments through the date of the 2012 Annual Meeting.
(3)	The following table lists outstanding vested and unvested option awards and unvested stock awards held by each of the directors listed above as of December 31, 2011:

Name	Outstanding Vested and Unvested Option Awards (#)	Outstanding Unvested RSU Awards (#)
Norman R. Bobins	100,000	40,684
Robert F. Coleman	15,000	1,509
James M. Guyette	15,000	1,509
Ralph B. Mandell	212,002	9,509
Cheryl Mayberry McKissack	12,000	1,509
James B. Nicholson	—	1,509
Edward W. Rabin	12,000	1,509
Collin E. Roche	—	—
William R. Rybak	12,000	1,509
Alejandro Silva	9,000	1,509

(4)	In 2011, no interest was earned under the Deferred Compensation Plan at a rate that exceeded 120% of the Applicable Federal Rate.
(5)	Except with respect to Messrs. Bobins and Mandell, amounts shown for each director consist solely of dividends paid on restricted stock unit awards.
(6)	See “Mr. Bobins’ Compensation” below for a discussion of Mr. Bobins’ compensation arrangements.
(7)	The amount shown under “All Other Compensation” for Mr. Bobins includes (a) $1,171 of restricted stock dividends and dividend equivalents and (b) $84,343, which reflects the cost to the Company to employ an individual who was assigned to support Mr. Bobins in his civic, charitable and personal affairs for the first six months of the year. The amount does not include any expense allocation for office space made available to Mr. Bobins within existing leased space at no incremental cost to the Company. The amount also excludes the cost of certain employees of the Bank whose services are leased to Mr. Bobins’ consulting firm. See “Transactions with Related Persons.”

(8)	Amounts shown under “Fees Earned or Paid in Cash” for Mr. Mandell include (a) $295,833 in compensation earned under his employment agreement for services other than as a director of the Company from January 1, 2011 through his retirement on May 31, 2011, (b) $50,000 in compensation earned as a non-employee director and (3) $105,000 earned under his Consulting Agreement from June 1, 2011 through December 31, 2011. See “Mr. Mandell’s Arrangement” below for a discussion of Mr. Mandell’s compensatory and consulting arrangements.
(9)	The amount shown under “All Other Compensation” for Mr. Mandell includes the following amounts paid through his May 2011 retirement as an employee of the Company: $7,122 attributable to club membership allowance and dues, $7,350 of matching contributions to the Company’s KSOP, $429 of restricted stock dividends, $3,468 for parking and $20,247 for the incremental cost to the Company of providing an employee as a driver for Mr. Mandell. The latter amount represents approximately 67% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties. The driver used Mr. Mandell’s personal car for these purposes and Mr. Mandell was solely responsible for maintenance of the car as well as operating costs and insurance. After his retirement in May 2011, the Company no longer provided Mr. Mandell a driver.
(10)	By agreement relating to GTCR’s investment in the Company, all compensation earned by Mr. Roche as a director is paid directly to GTCR Golder Rauner, L.L.C. in cash.

During 2011, Mr. Richman was an employee of the Company and/or its subsidiaries. As such, he did not receive separate compensation for his service as a director in 2011. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2011.

Mr. Mandell’s Arrangement. Mr. Mandell served as the Company’s Executive Chairman of the Board through May 2011 when he retired as an executive of the Company and assumed the role of Chairman Emeritus and consultant. Prior to his retirement, Mr. Mandell’s base salary was $710,000 per year, of which he received $295,833 through his May 31, 2011 retirement. He did not participate in any additional bonus or incentive plan in 2011. As an employee through May 31, 2011, he did not receive additional compensation for his service as a director. Upon his election to serve as a non-employee director at the May 2011 annual meeting of stockholders, he became entitled to the same compensation for his service as a director as is paid to other non-employee directors. In addition, upon his retirement, Mr. Mandell agreed to provide the Company certain consulting services from June 2011 through December 31, 2012, for a monthly consulting fee of $15,000 plus reimbursement of appropriate expenses (including parking). All of these amounts are reflected in the table above. In addition, the Company provides him office space within its facilities and administrative support as needed.

Mr. Bobins’ Compensation. Mr. Bobins was appointed to the Board of Directors of the Company and was also named non-executive Chairman of the Board of the Bank on July 7, 2008. In connection with his appointment, we entered into an agreement with Mr. Bobins for a three-year period. His compensation arrangement was revised, effective January 1, 2011. Pursuant to the revised arrangement, Mr. Bobins is entitled to receive the same cash retainer and regular equity awards as our other non-employee directors of the Company, as well as a $500,000 cash retainer for his position as non-executive Chairman of the Board of the Bank. In his role as Chairman of the Bank, Mr. Bobins is actively involved in establishing the Bank’s strategic direction, cultivating new business opportunities and advising on matters related to retention and expansion of client relationships. He is also expected to continue his significant role in the Chicago banking community by, among other things, representing the Bank in civic, community and charitable activities and maintaining a presence on behalf of the Bank in banking industry trade associations and, as needed, legislative and regulatory initiatives. These arrangements will continue for as long as he is re-elected by our stockholders as a director of the Company (so long as he is also serving as Chairman of the Board of the Bank) subject to annual review and adjustment as deemed appropriate by the Board in connection with its annual review of director compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, based solely on copies of such reports received by it, the Company believes that for 2011, all required filings were timely filed by each of its directors and executive officers, except (i) a Form 4 filed by Mr. Killips reporting the withholding of common stock upon the vesting of restricted shares on February 10, 2011 (filed on March 30, 2011); (ii) a Form 4 filed by Mr. Rybak reporting a grant of restricted stock units on June 13, 2011 (filed on June 16, 2011); (iii) a Form 4 filed by Mr. Hague reporting an award of salary stock on November 30, 2011 (filed on December 5, 2011); and (iv) a Form 4 filed by Mr. Richman reporting an award of salary stock on November 30, 2011 (filed on December 5, 2011).

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of any class of our voting securities, and immediate family members of these persons. Certain transactions with these related persons are considered “related party transactions” and may include transactions with entities in which a related person has a direct or indirect material interest. We have a policy regarding the review and approval or ratification of related party transactions. Except for certain transactions approved by the Board of Directors or subject to standing pre-approval, our Audit Committee reviews and approves or ratifies related party transactions based on relevant information it deems to be appropriate. Factors to be considered include, among others, the benefits to the Company, the terms of the transaction, the nature and extent of the related person’s interest in the transaction, the availability of other sources for comparable services or products and whether the proposed transaction is on terms and made under circumstances that are considered at least as favorable to us as would be available in transactions with unaffiliated third parties.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank, and some of our executive officers and directors are direct or indirect owners of 10% or more of the beneficial ownership of corporations or companies which are, or have been in the past, clients of the Bank. As clients, they have had transactions with the Bank, in the ordinary course of business of the Bank, including borrowings that are or were made on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features when made. The Board of Directors considers the aggregate credit relationship between each director and the Bank when determining the director’s independence.

In connection with significant investments by GTCR in the Company in 2007, 2008 and 2009, the Company entered into various agreements that afford GTCR certain preemptive rights, certain registration rights, the right to maintain a Board designee, and the right to designate an observer representative to attend Board and committee meetings. The agreements provide for reimbursement to GTCR for certain expenses in connection with its investment in the Company not to exceed $300,000, of which approximately $200,000 remains available for reimbursement.

Mr. Tyree, the former chairman and chief executive officer of Mesirow Financial, served as a director of the Company until March 2011. A subsidiary of Mesirow Financial acts as the Company’s insurance broker with respect to its health and welfare and other corporate insurance programs and policies. The subsidiary earned commissions equal to approximately $664,070 in 2011.

Mr. Mandell entered into a consulting agreement with the Company effective June 2011 following his retirement as an employee. Information relating to the terms of this arrangement is described under “Director Compensation.”

In connection with the Company’s arrangements with Mr. Bobins, the Company has agreed to make available to Mr. Bobins on a fully costed basis the services of certain employees under an employee leasing arrangement. Mr. Bobins serves the Company as Chairman of the Bank and is provided offices within the Bank’s premises. The agreement calls for regular monthly payments with an annual true-up to adjust for actual costs. This agreement continues in effect so long as Mr. Bobins serves as a director of the Bank or is terminated by either party upon 60 days notice. Mr. Bobins paid the Company approximately $379,000 under this agreement for 2011.

Mr. Mandell’s daughter-in-law is employed by the Bank as a managing director. She is not an executive officer of the Company. She was paid an aggregate salary, bonus and perquisites of approximately $161,000 for 2011.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP for fiscal year 2012. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 was Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to the Committee’s final review and approval of the proposed engagement terms and 2012 audit plan.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Management has invited representatives of Ernst & Young to be present at the Annual Meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL YEAR 2012.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2010 and 2011, respectively:

	2010	2011
Audit Fees	$1,901,170	$1,708,000
Audit Related Fees	121,900	117,000
Tax Fees	169,145	156,345
All Other Fees	—	—

Total	$2,192,215	$1,981,345

Audit fees for 2010 and 2011 consist primarily of fees for the audit of the Company’s consolidated financial statements and internal control over financial reporting.

Audit-related fees for 2010 and 2011 consist of fees for attest services related to various compliance reporting requirements.

Tax fees for 2010 and 2011 included fees related to tax compliance services, assistance with routine tax audits and tax planning and consulting services. Fees for tax compliance services in 2011 totaled $86,550.

Pre-approval Procedures

The full Audit Committee considers any proposed engagement of the independent registered public accounting firm to render audit or permissible non-audit services for pre-approval. The Audit Committee has not delegated this responsibility to particular Committee members, although it may in the future.

All of the services provided by the independent registered public accounting firm in 2011 and 2010 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ listing standards and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter. The Board appoints the Audit Committee and its Chair, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent registered public accounting firm for 2011, Ernst & Young, is responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2011. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communications With Those Charged With Governance, as currently in effect.

Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered at a meeting held on March 23, 2012, whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)

James B. Nicholson

Edward W. Rabin

William R. Rybak

Alejandro Silva

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE

TO APPROVE 2011 EXECUTIVE COMPENSATION

Background and Description of the Proposal

We are a participant in TARP, through which the Treasury Department invested approximately $244 million in the Company in January 2009. Rules applicable to TARP participants require, among other things, that each financial institution that sold securities under TARP permit annually a separate and non-binding stockholder vote to approve the compensation of such financial institution’s executive officers. Accordingly, as a TARP participant, we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our named executive officers in 2011 by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the 2011 compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders.”

We are required to conduct an annual stockholder advisory vote on executive compensation under rules applicable to TARP recipients. In January 2011, the SEC adopted final rules implementing portions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which exempted TARP recipients from the requirement to conduct an advisory vote on the frequency of stockholders’ advisory vote on executive compensation until all outstanding indebtedness under TARP is repaid.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THIS PROPOSAL ON 2011 EXECUTIVE COMPENSATION.

Reasons in Support of a Vote “FOR” the Proposal

In connection with our efforts to reshape our Company into a premier commercial middle market bank in the Midwest, particularly in our hometown of Chicago, we have faced unprecedented challenges resulting from the financial crisis and the difficult economic environment. In response, our executives have pursued initiatives designed to strengthen our balance sheet, stabilize credit quality and control expenses in order to drive results and return the Company to profitability.

2011 marked a year of transition for our Company with increasing earnings and improved asset quality, reflecting the considerable efforts of our management to turn around and position us for future growth. Our 2011 executive compensation determinations were made by our Compensation Committee, which is composed entirely of independent directors. These determinations were intended to recognize performance achieved, including progress in furthering the long-term goals of the strategic transformation that began in 2007 and credit quality improvements, while at the same time recognizing the challenges that remain. The determinations were also intended to provide competitive compensation that retains and motivates our executives to continue to deliver improving results, and were balanced by the recognition that the Company has not achieved all of its goals in this challenging economic environment.

We believe that our executive compensation program represents a reasonable and appropriate investment that advances the long-term interests of stockholders. We believe that this advisory vote should reflect stockholders’ fulsome consideration of the current industry environment and a view on the alignment of current compensation plans to long-term prospective shareholder returns. We encourage stockholders to review carefully the “Compensation Discussion and Analysis” section of the proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote “FOR” this proposal.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•

Only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (800) 542-1061 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•

You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

Banks and brokerage firms, please call collect (212) 440-9800. All other stockholders, please call toll-free (800) 248-7605.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN

ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2013 annual meeting is held on May 23, 2013, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 24, 2013. In the event the Company publicly announces or discloses that the date of the 2013 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the 10th day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

STOCKHOLDER PROPOSALS

Assuming the date of our 2013 Annual Meeting of Stockholders is not moved by more than 30 days from May 24, then to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2013 Annual Meeting of Stockholders, a stockholder’s proposal submitted under Rule 14a-8 under the Securities Exchange Act must be received prior to December 17, 2012, by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. If the 2013 Annual Meeting is moved by more than 30 days from May 24, than the deadline is a reasonable time before we begin to print and send our 2013 proxy materials. Any such proposal will be subject to the requirements of Rule 14a-8.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting via telephone or through the Internet. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer R. Evans
General Counsel and Secretary

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2012.
Vote by Internet
• Go to www.envisionreports.com/PVTB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Norman R. Bobins	☐	☐	02 - James B. Nicholson	☐	☐	03 - Alejandro Silva	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐	3.	Advisory (non-binding) vote to approve 2011 executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Proxy — PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at Hyatt Regency O’Hare, 9300 Bryn Mawr Avenue, Rosemont, Illinois 60018, on May 24, 2012, at 9:30 a.m. local time, and at any adjournment(s) or postponement(s) thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the nominees and proposals, said shares will be voted “For” each of the nominees and proposals presented for which no such direction is given.

Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)